==============================================================
                           REVOLVING CREDIT AGREEMENT

                           Dated as of January 9, 1998

                                      among

                    U.S. RESTAURANT PROPERTIES OPERATING L.P.

                       THE INSTITUTIONS FROM TIME TO TIME
                             PARTY HERETO AS LENDERS


                       THE INSTITUTIONS FROM TIME TO TIME
                            PARTY HERETO AS CO-AGENTS

                                       and


                   UNION BANK OF SWITZERLAND, NEW YORK BRANCH
                                    AS AGENT

       =================================================================

                                TABLE OF CONTENTS


                                    ARTICLE I
                                   DEFINITIONS.................................1

     1.1.  Certain Defined Terms...............................................1
     1.2.  Computation of Time Periods........................................30
     1.3.  Accounting Terms...................................................30
     1.4.  Other Terms........................................................30

                                   ARTICLE II
                           AMOUNTS AND TERMS OF LOANS.........................30

     2.1.  Loans..............................................................30
     2.2.  Intentionally Omitted..............................................35
     2.3.  Use of Proceeds of Loans...........................................35
     2.4.  Revolving Credit Termination Date..................................35
     2.5.  Intentionally Omitted..............................................36
     2.6.  Maximum Credit Facility............................................36
     2.7.  Authorized Agents..................................................36
     2.8.  Letters of Credit..................................................36
     2.9.  Letter of Credit Usage Absolute....................................39

                                   ARTICLE III
                                    RESERVED..................................41

                                   ARTICLE IV
                            PAYMENTS AND PREPAYMENTS..........................41

     4.1.  Prepayments; Reductions in Revolving Credit Commitments............41
     4.2.  Payments...........................................................43
     4.3.  Promise to Repay; Evidence of Indebtedness.........................47

                                   ARTICLE V
                               INTEREST AND FEES..............................49

     5.1.  Interest on the Loans and other Obligations........................49
     5.2.  Special Provisions Governing Eurodollar Rate Loans.................52
     5.3.  Fees...............................................................56

                                   ARTICLE VI
                               CONDITIONS TO LOANS............................57

     6.1.  Conditions Precedent to the Initial Loans..........................57

                                       i

     6.2.  Conditions Precedent to All Subsequent Loans.......................59

                                  ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES.......................61

     7.1.  Representations and Warranties of the Borrower.....................61

                                  ARTICLE VIII
                              REPORTING COVENANTS.............................72

     8.1.  Borrower Accounting Practices......................................73
     8.2.  Financial Reports..................................................73
     8.3.  Events of Default..................................................76
     8.4.  Lawsuits...........................................................77
     8.5.  Insurance..........................................................77
     8.6.  ERISA Notices......................................................78
     8.7.  Environmental Notices..............................................80
     8.8.  Labor Matters......................................................81
     8.9.  Notices of Asset Sales and/or Acquisitions.........................81
     8.10. Tenant Notifications...............................................81
     8.11. Other Reports......................................................82
     8.12. Other Information..................................................82

                                   ARTICLE IX
                              AFFIRMATIVE COVENANTS...........................82

     9.1.  Existence, Etc. ...................................................82
     9.2.  Powers; Conduct of Business........................................83
     9.3.  Compliance with Laws, Etc. ........................................83
     9.4.  Payment of Taxes and Claims .......................................83
     9.5.  Insurance..........................................................84
     9.6.  Inspection of Property; Books and Records; Discussions.............84
     9.7.  ERISA Compliance...................................................84
     9.8.  Maintenance of Property............................................84
     9.9.  Company Status.....................................................85
     9.10. Ownership of Property..............................................85
     9.11. Consolidation of Certain Nonrecourse Debt..........................85
     9.12. Gas Station Subsidiaries...........................................85

                                   ARTICLE X
                               NEGATIVE COVENANTS.............................86

     10.1.  Indebtedness......................................................87
     10.2.  Sales of Assets...................................................87
     10.3.  Liens.............................................................87
     10.4.  Investments.......................................................88
     10.5.  Conduct of Business...............................................89
     10.6.  Transactions with Partners and Affiliates.........................89

                                       ii



     10.7.  Restriction on Fundamental Changes............................... 90
     10.8.  Margin Regulations; Securities Laws...............................90
     10.9.  ERISA.............................................................90
     10.10. Organizational Documents..........................................91
     10.11. Fiscal Year.......................................................91
     10.12. Other Financial Covenants.........................................91
     10.13. Pro Forma Adjustments.............................................93

                                   ARTICLE XI
                    EVENTS OF DEFAULT; RIGHTS AND REMEDIES....................93

     11.1.  Events of Default.................................................93
     11.2.  Rights and Remedies...............................................98
     11.3.  Actions in Respect of Letters of Credit..........................100

                                  ARTICLE XII
                                  THE AGENTS.................................102

     12.1.  Appointment......................................................102
     12.2.  Nature of Duties.................................................103
     12.3.  Right to Request Instructions....................................103
     12.4.  Reliance.........................................................104
     12.5.  Indemnification..................................................104
     12.6.  Agents Individually..............................................104
     12.7.  Successor Agents.................................................105
     12.8.  Relations Among the Lenders......................................106

                                  ARTICLE XIII
                                YIELD PROTECTION.............................106

     13.1.  Taxes............................................................106
     13.2.  Increased Capital................................................109
     13.3.  Changes; Legal Restrictions......................................109

                                  ARTICLE XIV
                                   RESERVED..................................111

                                   ARTICLE XV
                                  MISCELLANEOUS..............................111

     15.1.  Assignments and Participations...................................111
     15.2.  Expenses.........................................................114
     15.3.  Indemnity........................................................115
     15.4.  Change in Accounting Principles..................................116
     15.5.  Setoff...........................................................117
     15.6.  Ratable Sharing..................................................117
     15.7.  Amendments and Waivers...........................................118
     15.8.  Notices..........................................................121
     15.9.  Survival of Warranties and Agreements............................121
     15.11. Marshalling; Payments Set Aside..................................122
     15.12. Severability.....................................................122
     15.13. Headings.........................................................122
     15.14. Governing Law....................................................122
     15.15. Limitation of Liability..........................................122
     15.16. Successors and Assigns...........................................123
     15.17. Certain Consents and Waivers of the Borrower.....................123
     15.18. Counterparts; Effectiveness; Inconsistencies.....................125
     15.19. Limitation on Agreements.........................................125
     15.20. Confidentiality..................................................125
     15.21. Disclaimers......................................................126
     15.22. No Bankruptcy Proceedings........................................127
     15.23. Entire Agreement.................................................127




                           REVOLVING CREDIT AGREEMENT


This REVOLVING CREDIT AGREEMENT dated as of
January 9, 1998 (as amended, supplemented or modified from time to time, the "Agreement") is entered into among U.S. RESTAURANT PROPERTIES OPERATING L.P., a Delaware limited partnership ("Borrower"), the institutions from time to time a party hereto as Lenders, whether by execu-tion of this Agreement or an Assignment and Acceptance, the institutions from time to time a party hereto as Co-
Agents, whether by execution of this Agreement or an Assignment and Acceptance, and UNION BANK OF SWITZERLAND,
NEW YORK BRANCH, as Agent.

The parties hereto agree as follows:


ARTICLE I
DEFINITIONSIDEFINITIONS

I.1.  Certain Defined Terms.1.  Certain Defined
Terms. The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

"Additional Lender(s)" as defined in Section
2.1(d) hereof.

"Affiliate", as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, "control"
(including, with correlative meanings, the terms "con-trolling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote fifteen percent (15.0%) or more of the equity Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting equity Securities or by contract or otherwise.

"Agent" means each of UBS and each other Lender who become an Agent in accordance with the terms of this Agreement.

"Agreement" is defined in the preamble hereto.

"Annual EBITDA" means, with respect to any Property, other than a Nonrecourse Debt Property, as of the first day of each fiscal quarter for the immediately preceding fiscal quarter, annualized, an amount equal to
(i) total revenues relating to such Property for such period, less (ii) total operating expenses relating to such Property for such period (it being understood that the foregoing calculation shall exclude interest, taxes
(other than real estate taxes), depreciation, amortiza-tion and other non-cash charges as determined in accor-dance with GAAP and shall be adjusted for non-recurring items such as sales of Properties (or portions thereof) or Minority Interests (other than Nonrecourse Debt Prop-erties) and shall be further adjusted so as to net out any non-cash revenue attributable to the straight-lining of rents in accordance with GAAP). Each of the foregoing amounts shall be determined by reference to each Bor-rower's Statement of Operations for the applicable peri-ods. An example of the foregoing calculation is set forth on Exhibit G hereto.

                "Applicable Lending Office" means, with respect to a particular Lender, (i) its Eurodollar Lending Office in respect of provisions relating to Eurodollar Rate
Loans, and (ii) its Domestic Lending Office in respect of provisions relating to Base Rate Loans.

"Applicable Margin" means, with respect to each Loan, the respective percentages per annum determined, at any time,

(i) with respect to any period during which the Borrower is not rated by any Rating Agency, or, if rated, fails to maintain an Investment Grade Credit Rating, based on the range into which the Leverage Ratio then falls, in accor-dance with the following table. Any change in the Appli-cable Margin under this clause (i) shall be effective as of the financial reporting dates set forth in Section 8.2 hereof.


                Applicable              Applicable
                        Margin for              Margin for
                Eurodollar Rate Base Rate
                                Loans                   Loans
Leverage Ratio          (% per annum)           (% per annum)

less than 40%           1.05%                   0.00%
40%-less than 50%               1.20%                   0.00%
50%-60%                 1.35%                   0.00%; and

(ii) with respect to any period during which the Borrower maintains an Investment Grade Credit Rating, based on the range into which Borrower's Credit Rating then falls, in accordance with the following tables. Any change in the Applicable Margin under this clause (ii) shall be effective immediately as of the date on which any of the Rating Agen-cies announces a change in the Borrower's Credit Rating or the date on which the Borrower has no Credit Rating, which-ever is applicable.

The Applicable Margin, from time to time, depending on Borrower's Credit Rating shall be as follows:

Range of                        Applicable              Applicable
Borrower's                      Margin for              Margin for
Credit Rating           Eurodollar              Base Rate
S&P/Moody's                     Loans                   Loans
Ratings)                (% per annum)           (% per annum)

BBB-/Baa3                       1.05%                   0.00%
BBB/Baa2                        0.95%                   0.00%
BBB+/Baa1                       0.85%                   0.00%
A-/A3                           0.75%                   0.00%

If at any time the Borrower has an Investment Grade Credit Rating by both Moody's and S&P which Credit Ratings are split, then: (A) if the difference between such Credit Rat-ings is one ratings category (e.g. Baa2 by Moody's and BBB-by S&P), the Applicable Margin shall be the rate per annum that would be applicable if the lower of the Credit Ratings were used; and (B) if the difference between such Credit Ratings is two ratings categories (e.g. Baa1 by Moody's and BBB- by S&P), the Applicable Margin shall be the rate per annum that would be applicable if the median of the appli-cable Credit Ratings were used.


"Assignment and Acceptance" means an Assignment and Acceptance in substantially the form of Exhibit A at-tached hereto and made a part hereof (with blanks appropri-ately completed) delivered to the Agent in connection with an assignment of a Lender's interest under this Agreement in accordance with the provisions of Section 15.1.

"Authorized Financial Officer" means a chief executive officer, chief financial officer, treasurer or other qualified senior officer acceptable to the Agent.

"Base Eurodollar Rate" means, with respect to any Eurodollar Interest Period applicable to a Borrowing of Eurodollar Rate Loans, an interest rate per annum determined by the Agent to be the rate per annum at which deposits in Dollars are offered by the principal office of the Reference Bank in London, England to major banks in the London inter-bank market at approximately 11:00 a.m. (London time) on the Eurodollar Interest Rate Determination Date for such Euro-dollar Interest Period for a period equal to such Eurodollar Interest Period and in an amount substantially equal to the amount of the Eurodollar Rate Loan.

"Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(i) the rate of interest announced publicly by UBS in New York, New York from time to time, as UBS's prime rate; and

(ii)  the sum of (A) one-half of one percent
(0.50%) per annum plus (B) the Federal Funds Rate in effect from time to time during such period.

"Base Rate Loan" means (i) a Loan which bears interest at a rate determined by reference to the Base Rate and the Applicable Margin as provided in Section 5.1(a) or
(ii) an overdue amount which was a Base Rate Loan immedi-ately before it became due.

"Borrower" means U.S. Restaurant Properties Oper-ating L.P., a Delaware limited partnership.


"Borrower Partnership Agreement" means the Agree-ment of Limited Partnership of the Borrower as such agree-ment may be amended, restated, modified or supplemented from time to time with the consent of the Agent or as permitted under Section 10.10.

"Borrowing" means a borrowing consisting of Loans of the same type made, continued or converted on the same day.

"Business Day" means a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close (i) in New York, New York and (ii) in the case of Eurodollar Rate Loans, in London, England.

"Capital Expenditures" means, for any period, the aggregate of all expenditures (whether payable in cash or other Property or accrued as a liability (but without dupli-cation)) during such period that, in conformity with GAAP, are required to be included in or reflected by the Bor-rower's or any of its Subsidiaries' fixed asset accounts as reflected in any of their respective balance sheets; pro-vided, however, (i) Capital Expenditures shall include, whether or not such a designation would be in conformity with GAAP, (a) that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Borrow-er and its Subsidiaries and (b) expenditures for Equipment which is purchased simultaneously with the trade-in of existing Equipment owned by the Borrower or any of their Subsidiaries, to the extent the gross purchase price of the purchased Equipment exceeds the book value of the Equipment being traded in at such time; and (ii) Capital Expenditures shall exclude, whether or not such a designation would be in conformity with GAAP, expenditures made in connection with the restoration of Property, to the extent reimbursed or financed from insurance or condemnation proceeds. Capital Expenditures shall not include any such expenditures in-curred in connection with a Nonrecourse Debt Property.

"Capitalization Value" means the sum of (i) the quotient of (A) the Combined EBITDA for the fiscal quarter then ended, annualized, divided by (B) 10%, and (ii) Cash and Cash Equivalents, and (iii) Construction Asset Cost; provided, however, that for purposes of calculating Capital-ization Value, Combined EBITDA attributable to leasing commissions and/or management fees shall not exceed five percent (5%) of total Combined EBITDA.

"Capital Lease" means any lease of any property
(whether real, personal or mixed) by a Person as lessee which, in conformity with GAAP, is accounted for as a capi-tal lease on the balance sheet of that Person.

"Capital Stock" means, with respect to any Person, any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

"Cash and Cash Equivalents" means (i) cash, (ii) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government;
and (iii) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank orga-nized under the laws of the United States, any state there-of, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody's; pro-vided that the maturities of such Cash and Cash Equivalents shall not exceed one year.

"CERCLA" means the Comprehensive Environmental
Response, Compensation and Liability Act of 1980, 42 U.S.C.
 9601 et seq., any amendments thereto, any successor statutes, and any regulations or guidance promulgated there-under.

"Claim" means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

"Closing Date" means January  , 1998.

"Co-Agents" means the Lenders appointed by the Agent to be Co-Agents pursuant to Section 2.1(d) hereof, and "Co-Agent" means any one of the Co-Agents.


"Combined EBITDA" means the sum of (i) 100% of the Annual EBITDA from the Consolidated Businesses with respect to Properties wholly-owned by any of the Consolidated Busi-nesses (other than Nonrecourse Debt Properties); and (ii) the portion of the Annual EBITDA of the Minority Holdings, other than Limited Minority Holdings, allocable to the Con-solidated Businesses in accordance with GAAP.

"Combined Equity Value" means Capitalization Value minus Total Adjusted Outstanding Indebtedness.

"Combined Interest Expense" means, for any period, the sum of (i) interest expense of the Consolidated Busi-nesses paid during such period and (ii) interest expense of the Consolidated Businesses accrued for such period (other than interest expense in connection with Nonrecourse Debt with respect to a Nonrecourse Debt Property) and (iii) the portion of the interest expense of Minority Holdings, other than Limited Minority Holdings, allocable to the Borrower in accordance with GAAP (it being understood that if the appli-cable Indebtedness shall be recourse to the Borrower in connection with the Minority Holding Indebtedness, then 100% of the interest expense shall be allocable to the Borrower) and paid during such period and (iv) the portion of the interest expense of Minority Holdings, other than Limited Minority Holdings, allocable to the Borrower in accordance with GAAP and accrued for such period, in each case includ-ing participating interest expense but excluding extraordi-nary interest expense, and net of amortization of deferred costs associated with new financings or refinancings of existing Indebtedness.

"Commission" means the Securities and Exchange
Commission and any Person succeeding to the functions there-of.

"Compliance Certificate" is defined in Sec-tion 8.2(b).

"Consolidated" means consolidated in accordance with GAAP.

"Consolidated Businesses" means the Borrower and its respective wholly-owned Subsidiaries.


"Construction Asset Cost" means, with respect to Property on which construction of improvements has commenced (such commencement evidenced by foundation excavation) but has not yet been completed (as such completion shall be evidenced by such Property being fully leased and opened for business to the general public), the aggregate sums expended on the construction of such improvements (including land acquisition costs).

"Contaminant" means any waste, pollutant, hazard-ous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, radioactive materials, asbestos (in any form or condition), polychlorinated biphenyls (PCBs), or any constituent of any such substance or waste, and includes, but is not limited to, these terms as defined in federal, state or local laws or regulations.


"Contingent Obligation" as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person's balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person's financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (such contractual indemnities to include, without limita-tion, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guar-antees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made there-under (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the interest rate applicable to such Indebtedness, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent finan-cial statements of the applicable Borrower required to be delivered pursuant hereto. Notwithstanding anything con-tained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim.
 Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to the applicable Borrower), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that (X) such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person's guaranteed obligations or (Y) such other Person holds an Investment Grade Credit Rating from both Moody's and S&P, and (ii) in the case of a guaranty, (wheth-er or not joint and several) of an obligation otherwise constituting Debt of such Person, the amount of such guaran-ty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, "Contingent Obligations" shall not be deemed to include guarantees of loan commitments or of construction loans to the extent the same have not been drawn.

"Contractual Obligation", as applied to any Per-son, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertak-ing, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

"Credit Rating" means the publicly announced rating of a Person given by Moody's or S&P.

"Cure Loans" is defined in Section 4.2(b)(v)(C).

"Customary Permitted Liens" means


(i)  Liens (other than Environmental Liens
and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appro-priate proceedings in accordance with Section 9.4 and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(ii) statutory Liens of landlords against any Property of the Borrower or any of its Subsidiaries and Liens against any Property of the Borrower or any of its Subsidiaries in favor of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens against any Property of the Borrower or any of its Subsidiaries imposed by law created in the ordinary course of business for amounts which, if not resolved in favor of the Borrower or such Subsidiary, could not result in a Material Adverse Effect;

(iii)  Liens (other than any Lien in favor of
the PBGC) incurred or deposits made in the ordi-nary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of bor-rowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Borrower's or such Subsidiary's assets or Property or materially impair the use thereof in the operation of their respective businesses, and
(B) all Liens of attachment or judgment and Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggre-gate amount of recourse Indebtedness exceeding
$2,500,000; and

(iv)  Liens against any Property of the Bor-
rower or any Subsidiary of the Borrower arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of Real
Property which do not interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries to the extent it could not result in a Material Adverse Effect.

"DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

"Dollars" and "$" mean the lawful money of the United States.

"Domestic Lending Office" means, with respect to any Lender, such Lender's office, located in the United States, specified as the "Domestic Lending Office" under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other United States office of such Lender as it may from time to time specify by written notice to the Borrower and the Agent.

                "Eligible Assignee" means an assignee reasonably acceptable to the Borrower and which is (i) a Lender or any Affiliate thereof; (ii) a commercial bank having total assets in excess of $2,500,000,000; (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (iv) a finance com-pany or other financial institution reasonably acceptable to the Agent, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $300,000,000 or is otherwise reasonably acceptable to the Agent.

"Environmental, Health or Safety Requirements of
Law" means all Requirements of Law derived from or relating to any federal, state or local law, ordinance, rule, regu-lation, Permit, license or other binding determination of any Governmental Authority relating to, imposing liability or standards concerning, or otherwise addressing the envi-ronment, health and/or safety, including, but not limited to the Clean Air Act, the Clean Water Act, CERCLA, RCRA, any so-called "Superfund" or "Superlien" law, the Toxic Sub-stances Control Act and OSHA, and public health codes, each as from time to time in effect.

"Environmental Lien" means a Lien in favor of any Governmental Authority for any (i) liabilities under any Environmental, Health or Safety Requirement of Law, or
(ii) damages arising from, or costs incurred by such Govern-mental Authority in response to, a Release or threatened Release of a Contaminant into the environment.


"Environmental Property Transfer Act" means any applicable Requirement of Law that conditions, restricts, prohibits or requires any notification or disclosure trig-gered by the transfer, sale, lease or closure of any Proper-ty or deed or title for any Property for environmental reasons, including, but not limited to, any so-called "Envi-ronmental Cleanup Responsibility Act" or "Responsible Prop-erty Transfer Act".

"Equipment" means equipment used in connection with the maintenance of Properties.

"ERISA" means the Employee Retirement Income
Security Act of 1974, 29 U.S.C. 1000 et seq., any amend-ments thereto, any successor statutes, and any regulations or guidance promulgated thereunder.

"ERISA Affiliate" means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Reve-nue Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Borrow-er, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

"ERISA Termination Event" means (i) a Reportable
Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which the Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Benefit Plan participants who are employees of the Borrower or any ERISA Affiliate; (iii) the imposition of an obligation on the Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination de-scribed in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under
Section 4042 of ERISA for the termination of, or the ap-pointment of a trustee to administer, any Benefit Plan; or
(vi) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan.


"Eurodollar Affiliate" means, with respect to each Lender, the Affiliate of such Lender (if any) set forth below such Lender's name under the heading "Eurodollar Affiliate" on the signature pages hereof or on the Assign-ment and Acceptance by which it became a Lender or such Affiliate of a Lender as it may from time to time specify by written notice to the Borrower and the Agent.

"Eurodollar Interest Period" is defined in Sec-tion 5.2(b).

"Eurodollar Interest Rate Determination Date" is defined in Section 5.2(c).

"Eurodollar Lending Office" means, with respect to any Lender, such Lender's office (if any) specified as the "Eurodollar Lending Office" under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other office or offices of such Lender as it may from time to time specify by written notice to the Borrower and the Agent.

"Eurodollar Rate" means, with respect to any Eurodollar Interest Period applicable to a Eurodollar Rate Loan, an interest rate per annum obtained by dividing (i) the Base Eurodollar Rate applicable to that Eurodollar Interest Period by (ii) a percentage equal to 100% minus the Eurodollar Reserve Percentage in effect on the relevant Eurodollar Interest Rate Determination Date.

"Eurodollar Rate Loan" means (i) a Loan which bears interest at a rate determined by reference to the Eurodollar Rate and the Applicable Margin for Eurodollar Rate Loans, as provided in Section 5.1(a) or (ii) an overdue amount which was a Eurodollar Loan immediately before it became due.


"Eurodollar Reserve Percentage" means, for any day, that percentage which is in effect on such day, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve re-quirement) for a member bank of the Federal Reserve System in New York, New York with deposits exceeding five billion Dollars in respect of "Eurocurrency Liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodol-lar Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States resi-dents).

"Event of Default" means any of the occurrences set forth in Section 11.1 after the expiration of any appli-cable grace period and the giving of any applicable notice, in each case as expressly provided in Section 11.1.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day in New York, New York, for the next preceding Business
Day) in New York, New York by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day in New York, New York, the average of the quotations for such day on transactions by the Refer-ence Bank, as determined by the Agent.

"Federal Reserve Board" means the Board of Gover-nors of the Federal Reserve System or any Governmental
Authority succeeding to its functions.

"Financial Statements" means (i) quarterly and annual consolidated statements of income and retained earn-ings, statements of cash flow, and balance sheets, (ii) such other financial statements as the Borrower shall routinely and regularly prepare on a quarterly or annual basis, and
(iii) such other financial statements of the Consolidated Businesses or Minority Holdings as the Agent or the Requi-site Lenders may from time to time reasonably specify; provided, however, that the Financial Statements referenced in clauses (i) and (ii) above shall be prepared in form reasonably satisfactory to the Agent.

"Fiscal Year" means the fiscal year of the Borrow-er for accounting and tax purposes, which shall be the 12-month period ending on December 31 of each calendar year.


"Fixed Charges Expense" means, with respect to any period, the sum of (i) Combined Interest Expense for such period, (ii) scheduled payments of principal due with re-spect to Indebtedness for such period (other than Nonre-course Debt with respect to Nonrecourse Debt Properties),
(iii) payments of base rent (but not percentage rent, addi-tional rent or other sums which may be due) under any ground lease or Capital Lease of the Borrower or any of its Consol-idated Businesses for such period and (iv) the amount of dividends actually paid by General Partner with respect to its preferred stock for such period.

"Fronting Bank" means Union Bank of Switzerland,
New York Branch.

"Funding Date" means, with respect to any Loan, the date of funding of such Loan.

"GAAP" means generally accepted accounting princi-ples set forth in the opinions and pronouncements of the American Institute of Certified Public Accountants' Account-ing Principles Board and Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the ac-counting profession as in effect on the Closing Date (unless otherwise specified herein as in effect on another date or dates).

"Gas Station Subsidiary" means an Affiliate of the Borrower that shall invest solely in gas stations and re-lated convenience store, and that shall satisfy the pub-lished criteria of S&P for a "bankruptcy-remote, single purpose entity" as well as the other provisions of this Agreement with respect thereto. In no event shall any one
Gas Station Subsidiary own more than five (5) Properties.

"General Partner" means USRP Managing Inc., a
Delaware corporation.

"Governmental Approval" means all right, title and interest in any existing or future certificates, licens-es, permits, variances, authorizations and approvals issued by any Governmental Authority having jurisdiction with respect to any Property.

"Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative func-tions of or pertaining to government.


"Guaranties" means collectively, the Guaranty of Payment, dated as of the date hereof, by the General Part-ner, for the benefit of the Agent, and the Guaranty of Payment, dated as of the date hereof, by the Guarantor, for the benefit of the Agent.

"Guarantor" means U.S. Restaurant Properties,
Inc., a Maryland corporation, the sole owner of the General
Partner.

"Holder" means any Person entitled to enforce any of the Obligations, whether or not such Person holds any evidence of Indebtedness, including, without limitation, the Agent and each other Lender.

"Improvements" means all buildings, fixtures, structures, parking areas, landscaping and all other im-provements whether existing now or hereafter constructed, together with all machinery and mechanical, electrical, HVAC and plumbing systems presently located thereon and used in the operation thereof, excluding (a) any such items owned by utility service providers, (b) any such items owned by tenants or other third-parties unaffiliated with the Borrow-er and (c) any items of personal property.


"Indebtedness", as applied to any Person, means, at any time, without duplication, (a) all indebtedness, obligations or other liabilities of such Person (whether consolidated or representing the proportionate interest in any other Person) (i) for borrowed money (including con-struction loans) or evidenced by debt securities, deben-tures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto,
(ii) under profit payment agreements or in respect of obli-gations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of any stock,
(iii) with respect to letters of credit issued for such Person's account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases, (vi) which are Contingent Obliga-tions or (vii) under warranties and indemnities; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time;
(c) all indebtedness, obligations or other liabilities of such Person in respect of interest rate contracts and for-eign exchange contracts, net of liabilities owed to such Person by the counterparties thereon; (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption; and (e) all contingent Contractual Obligations with respect to any of the forego-ing. Notwithstanding the foregoing, Indebtedness shall not include Nonrecourse Debt with respect to Nonrecourse Debt Properties.

"Indemnified Matters" is defined in Section 15.3.

"Indemnitees" is defined in Section 15.3.

"Initial Funding Date" means the date on or after January , 1998, on which all of the conditions described in
Section 6.1 have been satisfied (or waived) in a manner satisfactory to the Agent and the Lenders and on which the initial Loans under this Agreement are made by the Lenders to the Borrower.

"Internal Revenue Code" means the Internal Revenue
Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance promulgated thereunder.

"Investment" means, with respect to any Person,
(i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receiv-able, advances to employees and similar items made or in-curred in the ordinary course of business) or capital con-tribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business. The amount of any Investment shall be the origi-nal cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or princi-pal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.


"Investment Grade" means (i) with respect to Moody's a Credit Rating of Baa3 or higher and (ii) with respect to S&P, a Credit Rating of BBB- or higher.

"IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

"knowledge" with reference to the Borrower or any Subsidiary of the Borrower, means the actual knowledge of such Person after reasonable inquiry (which reasonable inquiry shall include, without limitation, interviewing and questioning such other Persons as the Borrower or such Subsidiary of the Borrower, as applicable, deems reasonably necessary).

"Lease" means a lease, license, concession agree-ment or other agreement providing for the use or occupancy of any portion of any Property, including all amendments, supplements, modifications and assignments thereof and all side letters or side agreements relating thereto.

"Lender" means each of Agent and each financial institution a signatory hereto as a Lender as of the Closing Date and, at any other given time, each financial institu-tion which is a party hereto as a Co-Agent or Lender, wheth-er as a signatory hereto or pursuant to an Assignment and Acceptance, and regardless of the capacity in which such entity is acting (i.e. whether as Agent, Co-Agent or Lend-er).

"Letters of Credit" has the meaning provided in
Section 2.1(c).

"Letter of Credit Collateral" has the meaning provided in Section 11.3.

"Letter of Credit Collateral Account" has the meaning provided in Section 11.3.

"Letter of Credit Documents" has the meaning pro-vided in Section 2.7.


"Letter of Credit Usage" means at any time the sum of (i) the aggregate maximum amount available to be drawn under the Letter of Credit then outstanding, assuming com-pliance with all requirements for drawing referred to therein, and (ii) the aggregate amount of the Borrower's unpaid obligations under this Agreement in respect of the Letter of Credit.

"Leverage Ratio" means the ratio, expressed as a percentage, of the Total Adjusted Outstanding Indebtedness to the Capitalization Value.

"Liabilities and Costs" means all liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, conse-quential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses
(including, without limitation, attorney, expert and con-sulting fees and costs of investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other and including, without limitation, any Environmental Lien), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financ-ing statement or similar notice (other than a financing statement filed by a "true" lessor pursuant to 9-408 of the Uniform Commercial Code), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.


"Limited Minority Holdings" means Minority Hold-ings in which (i) the Borrower has a less than fifty percent (50%) beneficial ownership interest or (ii) the Borrower or a Consolidated Subsidiary does not control the management of such Minority Holdings, whether as the general partner or managing member of such Minority Holding, or otherwise. As used in this definition only, the term "control" shall mean the authority to make unilaterally major management deci-sions, in addition to the management of day-to-day opera-tions of such entity and shall include instances in which the Borrower manages the day-to-day leasing, management, control or development of the Properties of such Minority Interest pursuant to the terms of a management agreement.

"Limited Partners" means those Persons who from time to time are limited partners of the Borrower; and "Limited Partner" means each of the Limited Partners, indi-vidually.

"Loan" means a loan made by a Lender pursuant to
Section 2.1; provided, that if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Conversion/Continuation, the term "Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

"Loan Account" is defined in Section 4.3(b).

"Loan Documents" means this Agreement, the Notes, the Letters of Credit, the Letter of Credit Documents and all other instruments, agreements and written Contractual
Obligations between the Borrower and any of the Lenders pursuant to or in connection with the transactions contem-plated hereby.

"Margin Stock" means "margin stock" as such term is defined in Regulation U and Regulation G.

"Material Adverse Effect" means a material adverse effect upon (i) the financial condition or assets of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the ability of the Lenders or the Agent to enforce any of the Loan Documents.

"Maximum Revolving Credit Amount" means, at any particular time, the Revolving Credit Commitments at such time.

"Minority Holdings" means partnerships, joint ventures, corporations and other entities held or owned by the Borrower or Subsidiaries which are not directly or indirectly wholly-owned by the Borrower.

"Moody's" means Moody's Investor Services, Inc.


"Mortgage Subsidiary" means an Affiliate of the Borrower that shall invest solely in mortgages on real and personal properties of unaffiliated third-parties, and that shall satisfy the published criteria of S&P for a "bankrupt-cy-remote, single purpose entity".

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contrib-uted to by either the Borrower or any ERISA Affiliate or in respect of which the Borrower or any ERISA Affiliate has assumed any liability.

"Non Pro Rata Loan" is defined in Section 4.2
(b)(v).

"Nonrecourse Debt" means Indebtedness as to which the lender's recourse is limited to either (x) the property securing such Indebtedness (subject to customary carve-outs for fraud, misapplication of funds, etc.), or (y) the assets of any Subsidiary which is the owner of the property secur-ing such Indebtedness but is not recourse to the Borrower, the General Partner or the Guarantor (provided that the Borrower, the General Partner and the Guarantor may pledge, on a nonrecourse basis, their interests in any such Subsid-
iary).

"Nonrecourse Debt Properties" means Properties acquired by the Borrower or its Subsidiaries from and after the date hereof which are subject to Nonrecourse Debt.

"Note" means a promissory note in the form at-tached hereto as Exhibit B payable to a Lender, evidencing certain of the Obligations of and executed by the Borrower as required by Section 4.3(a), as the same may be amended, supplemented, modified or restated from time to time, to-gether with the Designated Bank Notes; "Notes" means, col-lectively, all of such Notes outstanding at any given time.

"Notice of Borrowing" means a notice substantially in the form of Exhibit C attached hereto and made a part hereof.


"Notice of Conversion/Continuation" means a notice substantially in the form of Exhibit D attached hereto and made a part hereof with respect to a proposed conversion or continuation of a Loan pursuant to Section 5.1(c).

"Obligations" means all Loans, Letter of Credit
Usage, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Agent, any other Lender, any Affiliate of the Agent, any other Lender, or any Person entitled to indemnification pursuant to Section 15.3 of this Agreement, of any kind or nature, arising under this Agreement, the Notes or any other Loan Document. The term includes, without limitation, all interest, charges, expens-es, fees, reasonable attorneys' fees and disbursements and any other sum chargeable to the Borrower under this Agree-ment or any other Loan Document.

"Offering Memorandum" as defined in Section 2.1(d) hereof.

"Officer's Certificate" means, as to a corpora-tion, a certificate executed on behalf of such corporation by the chairman of its board of directors (if an officer of such corporation) or its chief executive officer, president, any of its vice-presidents, its chief financial officer, or its treasurer and, as to a partnership, a certificate exe-cuted on behalf of such partnership by the chairman of the board of directors (if an officer of such corporation) or chief executive officer, president, any vice-president, or treasurer of the general partner of such partnership.

"Organizational Documents" means, with respect to any corporation, limited liability company, or partnership
(i) the articles/certificate of incorporation, formation or limited partnership (or the equivalent organizational docu-ments) of such corporation or limited liability company or limited partnership, (ii) the partnership agreement executed by the partners in the partnership, (iii) the by-laws (or the equivalent governing documents) of the corporation, limited liability company or partnership, and (iv) any document setting forth the designation, amount and/or rela-tive rights, limitations and preferences of any class or series of such corporation's Capital Stock or such limited liability company's or partnership's equity or ownership interests.


"OSHA" means the Occupational Safety and Health
Act of 1970, 29 U.S.C. 651 et seq., any amendments there-to, any successor statutes and any regulations or guidance promulgated thereunder.

"PBGC" means the Pension Benefit Guaranty Corpora-tion and any Person succeeding to the functions thereof.

"Permits" means any permit, consent, approval, authorization, license, variance, or permission required from any Person, including any Governmental Approvals.

"Person" means any natural person, corporation, limited liability company, limited partnership, general partnership, joint stock company, joint venture, associa-tion, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

"Plan" means an employee benefit plan defined in
Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA or the Borrower or any ERISA Affiliate has assumed any liability.

"Potential Event of Default" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

"Prepayment Date" is defined in Section 4.1(d).

"Process Agent" is defined in Section 15.17(a).

"Property" means any Real Property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, general intangible, receiv-able, or other asset owned, leased or operated by any Con-solidated Business or any Minority Holding (including any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

"Pro Rata Share" means, with respect to any Lend-er, the percentage obtained by dividing (i) the sum of such Lender's Revolving Credit Commitment (in each case, as adjusted from time to time in accordance with the provisions of this Agreement or any Assignment and Acceptance to which such Lender is a party) by (ii) the aggregate amount of all of the Revolving Credit Commitments.

"RCRA" means the Resource Conservation and Recov-ery Act of 1976, 42 U.S.C. 6901 et seq., any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder.

"Real Property" means all of the Borrower's pres-ent and future right, title and interest (including, without limitation, any leasehold estate) in (i) any plots, pieces or parcels of land, (ii) any Improvements of every nature whatsoever (the rights and interests described in clauses
(i) and (ii) above being the "Premises"), (iii) all ease-ments, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water cours-es, water rights and powers, and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to ex-tract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in, on or benefitting the Premises and (v) all other rights and privi-leges thereunto belonging or appertaining and all exten-sions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clauses (iii) and (iv) above.

"Reference Bank" means UBS.

"Register" is defined in Section 15.1(c).

"Regulation A" means Regulation A of the Federal
Reserve Board as in effect from time to time.

"Regulation G" means Regulation G of the Federal
Reserve Board as in effect from time to time.

"Regulation T" means Regulation T of the Federal
Reserve Board as in effect from time to time.

"Regulation U" means Regulation U of the Federal
Reserve Board as in effect from time to time.

"Regulation X" means Regulation X of the Federal
Reserve Board as in effect from time to time.


"REIT" means a domestic trust or corporation that qualifies as a real estate investment trust under the provi-sions of Sections 856, et seq. of the Internal Revenue Code.

"Release" means any release, spill, emission, leaking, pumping, pouring, dumping, injection, deposit, disposal, abandonment, or discarding of barrels, containers or other receptacles, discharge, emptying, escape, dispers-al, leaching or migration into the indoor or outdoor envi-ronment or into or out of any Property, including the move-ment of Contaminants through or in the air, soil, surface water, groundwater or Property.

"Remedial Action" means actions required to
(i) clean up, remove, treat or in any other way address Con-taminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a re-sponse and post-remedial investigation, monitoring, opera-tion and maintenance and care.

"Reportable Event" means any of the events de-scribed in Section 4043(b) of ERISA and the regulations promulgated thereunder as in effect from time to time but not including any such event as to which the thirty (30) day notice requirement has been waived by applicable PBGC regu-lations.

"Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Gov-ernmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations G, T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit and Environmental, Health or Safety Requirement of Law.


"Requisite Lenders" means Lenders whose Pro Rata
Shares, in the aggregate, are greater than sixty-six and sixty-six one hundredths percent (66.66%); provided, howev-er, that, in the event any of the Lenders shall have failed to fund its Pro Rata Share of any Loan requested by the Borrower which such Lenders are obligated to fund under the terms of this Agreement and any such failure has not been cured as provided in Section 4.2(b)(v)(B), then for so long as such failure continues, "Requisite Lenders" means Lenders (excluding all Lenders whose failure to fund their respec-tive Pro Rata Shares of such Loans have not been so cured) whose Pro Rata Shares represent more than sixty-six and sixty-six one hundredths percent (66.66%) of the aggregate Pro Rata Shares of such Lenders; provided, further, however, that, in the event that the Revolving Credit Commitments have been terminated pursuant to the terms of this Agree-ment, "Requisite Lenders" means Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans are greater than sixty-six and sixty-six one hundredths percent (66.66%).

"Revolving Credit Availability" means, at any particular time, the amount by which the Maximum Revolving
Credit Amount at such time exceeds the Revolving Credit
Obligations at such time.

"Revolving Credit Commitment" means, with respect to any Lender, the obligation of such Lender to make Loans pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth oppo-site such Lender's name under the heading "Revolving Credit Commitment" on the signature pages hereof or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable As-signment and Acceptance, and "Revolving Credit Commitments" means the aggregate principal amount of the Revolving Credit Commitments of all the Lenders, the maximum amount of which shall be $175,000,000, as reduced from time to time pursuant to Section 4.1.

"Revolving Credit Obligations" means, at any par-ticular time, the outstanding principal amount of the Loans at such time.

"Revolving Credit Period" means the period from the Initial Funding Date to the Business Day next preceding the Revolving Credit Termination Date.

"Revolving Credit Termination Date" means the earlier to occur of (i) January , 2001 (or, if not a Busi-ness Day, the next preceding Business Day); and (ii) the date of termination of the Revolving Credit Commitments pursuant to the terms of this Agreement.

"S&P" means Standard & Poor's Ratings Services, a
Division of The McGraw-Hill Companies, Inc.

"Secured Indebtedness" means any Indebtedness se-cured by a Lien.

"Securities" means any stock, shares, voting trust certificates, partnership interests, bonds, debentures, notes or other evidences of indebtedness, secured or unse-cured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities", including, without limitation, any "security" as such term is defined in Section 8-102 of the Uniform Commercial Code, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acqui-sition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Notes or any other evidence of the Obligations.

"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

"Securities Exchange Act" means the Securities
Exchange Act of 1934, as amended from time to time, and any successor statute.

"Solvent", when used with respect to any Person, means that at the time of determination:

(i) the fair saleable value of its assets is in excess of the total amount of its liabilities
(including, without limitation, Contingent Liabil-ities); and

    (ii)  the present fair saleable value of its
assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and


   (iii) it is then able and expects to be able to pay its debts (including, without limitation, Contingent
Liabilities and other commitments) as they mature; and

    (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

"Subsidiary" of a Person means any corporation, limited liability company, general or limited partnership, or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing simi-lar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof.

"Syndication" as defined in Section 2.1(d) hereof.

"Taxes" as defined in Section 13.1(a) hereof.

"Term Note Agreement" means the Note Purchase
Agreement, dated as of January 31, 1997, among U.S. Restau-rant Properties Operating L.P., Pacific Mutual Life Insur-ance Company, The Ohio National Life Insurance Company,
Reliastar Life Insurance Company, Northern Life Insurance
Company, Reliastar Bankers Security Life Insurance Company,
Reliastar United Services Life Insurance Company, and Alex-ander Hamilton Life Insurance Company of America, with respect to the issuance of $40,000,000 principal amount of notes.

"Total Adjusted Outstanding Indebtedness" means, for any period, the sum of (i) the amount of Indebtedness of the Borrower and the Consolidated Businesses which is not Nonrecourse Debt, set forth on the then most recent quarter-ly financial statements of the Borrower, (ii) the outstand-ing amount of Minority Holding Indebtedness which is not Nonrecourse Debt as of the time of determination, and (iii) without duplication, Contingent Obligations, which are recourse obligations, of the Borrower, including those of Minority Holdings.

"Total Unsecured Outstanding Indebtedness" means that portion of Total Adjusted Outstanding Indebtedness that is Unsecured Indebtedness.


"UBS" means Union Bank of Switzerland, New York
Branch.

"Unencumbered Combined EBITDA" means that portion of Combined EBITDA which represents revenues earned from Real Property that is not subject to or encumbered by Se-cured Indebtedness and is not subject to any agreements other than this Agreement and the Term Note Agreement, the effect of which would be to restrict, directly or indirect-ly, the ability of the owner of such Property from granting
Liens thereon, calculated on the first day of each fiscal quarter for the immediately preceding fiscal quarter, annu-alized.

"Uniform Commercial Code" means the Uniform Com-mercial Code as enacted in the State of New York, as it may be amended from time to time.

"Unsecured Indebtedness" means Indebtedness which is not Secured Indebtedness, as well as Indebtedness in connection with the Term Note Agreement.

"Unsecured Interest Expense" means the portion of the Combined Interest Expense attributable to Total Unse-cured Outstanding Indebtedness.

"Unused Commitment" shall mean the amount, calcu-lated daily, by which the Revolving Credit Commitments exceed the sum of the outstanding principal amount of the Loans and the Letter of Credit Usage.

"Unused Commitment Fee" is defined in Section 5.3
(b).

"Unused Commitment Fee Percentage" means the applicable percentage per annum determined, at any time, based on the range into which the Leverage Ratio then falls, in accordance with the following table. Any change in the Unused Commitment Fee Percentage shall be effective as of the financial reporting dates set forth in Section 8.2 hereof.


                        Commitment Fee
Percentage
Leverage Ratio                  (% per annum)

less than 40%                   0.25%
40%-less than 50%               0.25%
50%-60%                         0.25%

I.2. Computation of Time Periods. In this Agree-ment, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agree-ment shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numeri-cally corresponding to the first day of such period, provid-ed, that if such period commences on the last day of a calendar month (or on a day for which there is no numerical-ly corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agree-ment, end on the last day of the calendar month.

I.3. Accounting Terms. Subject to Section 15.4, for purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

I.4. Other Terms. All other terms contained in this Agreement shall, unless the context indicates other-wise, have the meanings assigned to such terms by the Uni-form Commercial Code to the extent the same are defined therein.


        ARTICLE II
        AMOUNTS AND TERMS OF LOANS

II.1. Loans.


(a)     Availability.  Subject to the terms and
conditions set forth in this Agreement, each Lender hereby severally and not jointly agrees to make revolving loans, in Dollars (each individually, a "Loan" and, collectively, the "Loans") to the Borrower from time to time during the Re-volving Credit Period, and participate in the Letters of Credit issued by the fronting Bank on behalf of the Bor-rower, in an amount not to exceed such Lender's Pro Rata Share of the Revolving Credit Availability at such time.
All Loans comprising the same Borrowing under this Agreement shall be made by the Lenders simultaneously and proportion-ately to their then respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Loan hereunder nor shall the Revolving Credit Commit-ment of any Lender be increased or decreased as a result of any such failure. Subject to the provisions of this Agree-ment, the Borrower may repay any outstanding Loan on any day which is a Business Day and any amounts so repaid may be reborrowed, up to the amount available under this Section 2.1(a) at the time of such Borrowing, until the Business Day next preceding the Revolving Credit Termination Date. Each requested Borrowing of Loans funded on any Funding Date shall be in a principal amount of at least $1,000,000 and in integral multiples of $1,000,000 in excess of that amount; provided, however, that if the aggregate Revolving Credit Commitments outstanding at the time of such requested Bor-rowing is less than $1,000,000, then the requested Borrowing shall be for the total amount of such outstanding aggregate Revolving Credit Commitments.


(b) Notice of Borrowing. When the Borrower de-sires to borrow under this Section 2.1, it shall deliver to the Agent a Notice of Borrowing, signed by it (i) no later than 12:00 noon (New York time) on the Business Day immedi-ately preceding the proposed Funding Date, in the case of a Borrowing of Base Rate Loans and (ii) no later than 11:00 a.m. (New York time) at least three (3) Business Days in ad-vance of the proposed Funding Date, in the case of a Borrow-ing of Eurodollar Rate Loans; provided, however, that no Borrowing may be made within less than five (5) Business Days after any given Borrowing. Such Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of the proposed Borrowing,
(iii) the Revolving Credit Availability as of the date of such Notice of Borrowing, (iv) whether the proposed Borrow-ing will be of Base Rate Loans or Eurodollar Rate Loans, (v) in the case of Eurodollar Rate Loans, the requested Eurodol-lar Interest Period, (vi) instructions for the disbursement of the proceeds of the proposed Borrowing and (vii) the purposes to which the proceeds of the proposed Borrowing will be applied. In lieu of delivering such a Notice of Borrowing (except with respect to a Borrowing of Loans on the Initial Funding Date), the Borrower may give the Agent telephonic notice of any proposed Borrowing by the time required under this Section 2.1(b), if the Borrower confirms such notice by delivery of the Notice of Borrowing to the Agent by facsimile transmission promptly, but in no event later than 3:00 p.m. (New York time) on the same day. Any Notice of Borrowing (or telephonic notice in lieu thereof) given pursuant to this Section 2.1(b) shall be irrevocable.


(c)     Letter of Credit. Borrower shall
give the Agent and the Fronting Bank written notice in the event that it desires to have Letters of Credit ("Letter of Credit") issued hereunder, no later than 10:00 a.m., New York City time, at least four (4) Domestic Business Days prior to the date of such issuance. Each such notice shall specify (i) the amount of such Letter of Credit, (ii) date of such issuance (which shall be a Domestic Business Day),
(iii) the name and address of the beneficiary, (iv) the expiration date of the Letter of Credit (which in no event shall be later than twelve (12) months after the issuance of such Letter of Credit or the Maturity Date, whichever is earlier), (v) the purpose and circumstances for which the Letter of Credit is being issued, and (vi) the terms upon which the Letter of Credit may be drawn down (which terms shall not leave any discretion to Fronting Bank). Such notice may be revoked telephonically by the Borrower to the Fronting Bank and the Agent any time prior to the date of issuance of the Letter of Credit by the Fronting Bank, pro-vided such revocation is confirmed in writing by the Bor-rower to the Fronting Bank and the Agent within one (1) Domestic Business Day by facsimile. No later than 10:00 a.m., New York City time, on the date that is four (4) Domestic Business Days prior to the date of issuance, the Borrower shall specify a precise description of the docu-ments and the verbatim text of any certificate to be pre-sented by the beneficiary of the Letter of Credit, which if presented by such beneficiary prior to the expiration date of the Letter of Credit would require the Fronting Bank to make a payment under the Letter of Credit; provided, that Fronting Bank may, in its reasonable judgment, require changes in any such documents and certificates only in conformity with changes in customary and commercially rea-sonable practice or law and, provided further, that the Letter of Credit shall not require payment against a conforming draft to be made thereunder on the following Domestic Business Day that such draft is presented if such presentation is made later than 10:00 A.M. New York City time. In determining whether to pay on such Letter of Cred-it, the Fronting Bank shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of the Letter of Credit.


(d) Making of Loans. (i) Promptly after receipt of a Notice of Borrowing under Section 2.1(b) (or telephonic notice in lieu thereof), the Agent shall notify each Lender by facsimile transmission, or other similar form of trans-mission, of the proposed Borrowing (which notice to the Lenders, in the case of a Borrowing of Eurodollar Rate Loans, shall be at least three (3) Business Days in advance of the proposed Funding Date for such Loans). Each Lender shall deposit an amount equal to its Pro Rata Share of the Borrowing requested by the Borrower with the Agent at its office in New York, New York, in immediately available funds, not later than 12:00 noon (New York time) on the respective Funding Date therefor. Subject to the fulfill-ment of the conditions precedent set forth in Section 6.1 or
Section 6.2, as applicable, the Agent shall make the pro-ceeds of such amounts received by it available to the Bor-rower at the Agent's office in New York, New York on such Funding Date (or on the date received if later than such Funding Date) and shall disburse such proceeds in accordance with the Borrower's disbursement instructions set forth in the applicable Notice of Borrowing. The failure of any Lender to deposit the amount described above with the Agent on the applicable Funding Date shall not relieve any other Lender of its obligations hereunder to make its Loan on such Funding Date. In the event the conditions precedent set forth in Section 6.1 or 6.2 are not fulfilled as of the proposed Funding Date for any Borrowing, the Agent shall promptly return, by wire transfer of immediately available funds, the amount deposited by each Lender to such Lender. If the Borrower has requested the issuance of the Letter of Credit, no later than 12:00 Noon (New York City time) on the date of such issuance as indicated in the notice delivered pursuant to Section 2.2(b), the Fronting Bank shall issue such Letter of Credit in the amount so requested and deliver the same to the Borrower with a copy thereof to the Agent. Immediately upon the issuance of the Letter of Credit by the Fronting Bank, the Fronting Bank shall be deemed to have sold and transferred to each other Lender, and each such other Lender shall be deemed, and hereby agrees, to have irrevocably and unconditionally purchased and received from the Fronting Bank, without recourse or warranty, an undi-vided interest and a participation in the Letter of Credit, any drawing thereunder, and the obligations of the Borrower hereunder with respect thereto, and any security therefor or guaranty pertaining thereto, in an amount equal to such Lender's ratable share thereof (based upon the ratio its Commitment bears the aggregate of all Commitments). The Fronting Bank shall have the primary obligation to fund any and all draws made with respect to such Letter of Credit notwithstanding any failure of a participating Lender to fund its ratable share of any such draw. The Agent will in-struct the Fronting Bank to make such Letter of Credit available to the Borrower and the Fronting Bank shall make the Letter of Credit available to the Borrower at the Bor-rower's aforesaid address or at such address in the United States as Borrower shall request on the date of the Borrow-ing.

(ii) Unless the Agent shall have been notified by any Lender on the Business Day immediately preceding the applicable Funding Date in respect of any Borrowing that such Lender does not intend to fund its Loan requested to be made on such Funding Date, the Agent may assume that such Lender has funded its Loan and is depositing the proceeds thereof with the Agent on the Funding Date therefor, and the Agent in its sole discretion may, but shall not be obligated to, disburse a corresponding amount to the Borrower on the applicable Funding Date. If the Loan proceeds corresponding to that amount are advanced to the Borrower by the Agent but are not in fact deposited with the Agent by such Lender on or prior to the applicable Funding Date, such Lender agrees to pay, and in addition the Borrower agrees to repay, to the Agent forthwith on demand such corresponding amount, togeth-er with interest thereon, for each day from the date such amount is disbursed to or for the benefit of the Borrower until the date such amount is paid or repaid to the Agent, at the interest rate applicable to such Borrowing. If such Lender shall pay to the Agent the corresponding amount, the amount so paid shall constitute such Lender's Loan, and if both such Lender and the Borrower shall pay and repay such corresponding amount, the Agent shall promptly pay to the Borrower such corresponding amount. This Section 2.1(c)(ii) does not relieve any Lender of its obligation to make its Loan on any applicable Funding Date.


(e) Revolving Credit Commitments. UBS shall have the right, but not the obligation to identify institutions reasonably acceptable to the Borrower (the "Additional Lenders") to become Lenders hereunder (the "Syndication") with Revolving Credit Commitments aggregating an amount not to exceed $145,000,000; provided that the aggregate of all Revolving Credit Commitments hereunder shall not exceed $175,000,000. In connection with such Syndication, UBS shall have the right to determine (i) the status of any Additional Lender as Agent, Co-Agent, Lender or otherwise,
(ii) the amounts of Revolving Credit Commitments to be allocated to such Additional Lenders, and (iii) the fees and pricing applicable to the Revolving Credit Commitments of such Additional Lenders. The Borrower agrees to cooperate with UBS for the purpose of effecting the Syndication, which cooperation shall include, without limitation, mutual assis-tance with site visits, attendance at meetings and making senior management available for all relevant purposes. In addition, the Borrower agrees to cooperate with UBS in the preparation of offering materials containing such informa-tion as UBS deems appropriate for the purposes of effecting the Syndication (an "Offering Memorandum") and further agrees to represent, in writing, to each prospective Addi-tional Lender that the information contained in the Offering Memorandum is true and correct as of the date of completion of the Offering Memorandum and as of the date on which such prospective Additional Lender becomes a Lender hereunder. Any prospective Additional Lender shall become a Lender hereunder upon execution of this Agreement, effective as of the date of such execution.

II.2.  Intentionally Omitted.

II.3. Use of Proceeds of Loans. The proceeds of the Loans to the Borrower hereunder may be used for general and working capital needs of the Borrower, its Subsidiaries and Minority Holdings, which purposes shall in any event be lawful general and working capital purposes of the Borrower.

II.4.  Revolving Credit Termination Date.  The
Revolving Credit Commitments shall terminate, the Borrower shall return or cause to be returned all Letters of Credit to the Fronting Bank, and all outstanding Revolving Credit
Obligations shall be paid in full, on the Revolving Credit
Termination Date. Each Lender's obligation to make Loans shall terminate on the Business Day next preceding the Revolving Credit Termination Date.


II.5.  Intentionally Omitted.

II.6. Maximum Credit Facility. Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate principal Revolving Credit Obligations exceed the Revolving Credit Availability.

II.7. Authorized Agents. On the Closing Date and from time to time thereafter, the Borrower shall deliver to the Agent an Officer's Certificate setting forth the names of the employees and agents authorized to request Loans and to request a conversion/continuation of any Loan and con-taining a specimen signature of each such employee or agent.
 The employees and agents so authorized shall also be authorized to act for the Borrower in respect of all other matters relating to the Loan Documents. The Agent, the Co-Agents (if any) and the Lenders shall be entitled to rely conclusively on such employee's or agent's authority to request such Loan or such conversion/continuation until the Agent receives written notice to the contrary. The Agent shall have no duty to verify the authenticity of the signa-ture appearing on any written Notice of Borrowing or Notice of Conversion/Continuation or any other document, and, with respect to an oral request for such a Loan or such conver-sion/continuation, the Agent shall have no duty to verify the identity of any person representing himself or herself as one of the employees or agents authorized to make such request or otherwise to act on behalf of the Borrower. None of the Agent or the Lenders shall incur any liability to the Borrower or any other Person in acting upon any telephonic or facsimile notice referred to above which the Agent or such Lender believes to have been given by a person duly authorized to act on behalf of the Borrower and the Borrower hereby indemnifies and holds harmless the Agent and each other Lender from any loss or expense the Agent or the Lend-ers might incur in acting in good faith as provided in this
Section 2.7.

2.8.  Letters of Credit.        (a)     Subject to the
terms contained in this Agreement and the other Loan Docu-ments, upon the receipt of a notice in accordance with
Section 2.1(c) requesting the issuance of the Letters of Credit, the Fronting Bank shall issue the Letters of Credit in such form as is reasonably acceptable to the Borrower in an amount equal to the amount set forth in the notice deliv-ered pursuant to Section 2.1(c) hereof.


(b) The Letter of Credit Usage shall be no more than Thirty Million Dollars ($30,000,000) in the aggregate.

(c) There shall be no more than five (5) Letters of Credit issued hereunder.

(d) In the event of any request for a drawing under the Letter of Credit by the beneficiary thereunder, the Fronting Bank shall endeavor to notify the Borrower and the Agent (and the Agent shall endeavor to notify each Lender thereof) on or before the date on which the Fronting Bank intends to honor such drawing, and, except as provided in this subsection (d), the Borrower shall reimburse the Fronting Bank, in immediately available funds, on the same day on which such drawing is honored in an amount equal to the amount of such drawing. Notwithstanding anything con-tained herein to the contrary, however, unless the Borrower shall have notified the Agent, and the Fronting Bank prior to 11:00 a.m. (New York time) on the Domestic Business Day immediately prior to the date of such drawing that the Bor-rower intends to reimburse the Fronting Bank for the amount of such drawing with funds other than the proceeds of the Loans, the Borrower shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.1(b) to the Agent, requesting a Borrowing of Base Rate Loans on the date on which such drawing is honored and in an amount equal to the amount of such drawing. Each Lender (other than the Front-ing Bank) shall, in accordance with Section 2.1(b), make available its share of such Borrowing to the Agent, the proceeds of which shall be applied directly by the Agent to reimburse the Fronting Bank for the amount of such draw. In the event that any such Lender fails to make available to the Fronting Bank the amount of such Lender's participation on the date of a drawing, the Fronting Bank shall be enti-tled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate commencing on the date such drawing is honored.


(e) If, after the date hereof, any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, or participations in any letter of credit, upon any Lender (in-cluding the Fronting Bank) or (ii) impose on any Lender any other condition regarding this Agreement or such Lender (in-cluding the Fronting Bank) as it pertains to a Letter of Credit or any participation therein and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase, by an amount deemed by the Fronting Bank or such Lender to be material, the cost to the Fronting Bank or any Lender of issuing or maintaining a Letter of Credit or participating therein then the Borrower shall pay to the Fronting Bank or such Lender, within 15 days after written demand by such Lender (with a copy to the Agent), which demand shall be accompanied by a certificate showing, in reasonable detail, the calculation of such amount or amounts, such additional amounts as shall be required to compensate the Fronting Bank or such Lender for such in-creased costs or reduction in amounts received or receivable hereunder.


(f) The Borrower hereby agrees to protect, indem-nify, pay and save the Fronting Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and disbursements) which the Fronting Bank may incur or be subject to as a result of (i) the issuance of any Letter of Credit, other than as a result of the gross negligence or wilful misconduct of the Fronting Bank or (ii) the failure of the Fronting Bank to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (col-lectively, "Governmental Acts"), other than as a result of the gross negligence or wilful misconduct of the Fronting Bank. As between the Borrower and the Fronting Bank, the Borrower assumes all risks of the acts and omissions of, or misuses of, any Letter of Credit issued by the Fronting Bank, by the beneficiaries of such Letter of Credit. In fur-therance and not in limitation of the foregoing, the Front-ing Bank shall not be responsible (i) for the form, valid-ity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(ii) for the validity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits there-under or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon any Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any message, by mail, cable, telegraph, telex, facsimile transmission, or otherwise; (v) for errors in interpretation of any technical terms; (vi) for any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under any Letter of Credit or of the proceeds there-of; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; and (viii) for any consequence arising from causes beyond the control of the Fronting Bank, including any Government Acts, in each case other than as a result of the gross negligence or willful misconduct of the Fronting Bank. None of the above shall affect, impair or prevent the vesting of the Fronting Bank's rights and powers hereunder. In fur-therance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omit-ted by the Fronting Bank under or in connection with a Letter of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not put the Front-ing Bank under any resulting liability to the Borrower.

(g) If the Fronting Bank or the Agent is required at any time, pursuant to any bankruptcy, insolvency, liqui-dation or reorganization law or otherwise, to return to the Borrower any reimbursement by the Borrower of any drawing under any Letter of Credit, each Lender shall pay to the Fronting Bank or the Agent, as the case may be, its share of such payment, but without interest thereon unless the Front-ing Bank or the Agent is required to pay interest on such amounts to the person recovering such payment, in which case with interest thereon, computed at the same rate, and on the same basis, as the interest that the Fronting Bank or the Agent is required to pay.

                2.9. Letter of Credit Usage Absolute. The obliga-tions of the Borrower under this Agreement in respect of a Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (as the same may be amended from time to time) and any Letter of Credit Documents (as hereinafter defined) under all circumstances, including, without limitation, to the extent permitted by law, the following circumstances:


(a) any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relat-ing thereto (collectively, the "Letter of Credit Documents") or any Loan Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of a Letter of Credit or any other amendment or waiver of or any consent by the Borrower to departure from all or any of the Letter of Credit Docu-ments or any Loan Document; provided, that the Fronting Bank shall not consent to any such change or amendment unless previously consented to in writing by the Borrower;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations of the Borrower in respect of any Letter of Credit;

(d) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such trans-feree may be acting), the Agent, the Fronting Bank or any Lender (other than a defense based on the gross negligence or wilful misconduct of the Agent, the Fronting Bank or such Lender) or any other Person, whether in connection with the Loan Documents, the transactions contemplated hereby or by the Letters of Credit Documents or any unrelated transac-tion;

(e) any draft or any other document presented under or in connection with a Letter of Credit or other Loan Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccu-rate in any respect; provided, that payment by the Fronting Bank under a Letter of Credit against presentation of such draft or document shall not have constituted gross negli-gence or wilful misconduct of the Fronting Bank;

(f) payment by the Fronting Bank against presentation of a draft or certificate that does not comply with the terms of a Letter of Credit; provided, that such payment shall not have constituted gross negligence or wilful mis-conduct of the Fronting Bank; and


(g) any other circumstance or happening whatsoever other than the payment in full of all obligations hereunder in respect of any Letter of Credit or any agreement or instrument relating to any Letter of Credit, whether or not similar to any of the foregoing, that might otherwise con-stitute a defense available to, or a discharge of, the Borrower; provided, that such other circumstance or hap-pening shall not have been the result of gross negligence or wilful misconduct of the Fronting Bank.

        ARTICLE III
        RESERVED



        ARTICLE IV
        PAYMENTS AND PREPAYMENTS

IV.1.  Prepayments; Reductions in Revolving Credit
Commitments.

(a) Voluntary Prepayments. The Borrower may, at any time and from time to time, prepay the Loans, in part or in their entirety, subject to the following limitations. The Borrower shall give at least fifteen (15) days' prior writ-ten notice to the Agent (which the Agent shall promptly transmit to each Lender) of any prepayment in the entirety to be made prior to the occurrence of an Event of Default, which notice of prepayment shall specify the date (which shall be a Business Day) of prepayment. When notice of prepayment is delivered as provided herein, the outstanding principal amount of the Loans on the prepayment date speci-fied in the notice shall become due and payable on such prepayment date. Each voluntary partial prepayment of the Loans shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 in excess of that amount. Eurodollar Rate Loans may be prepaid in part or in their en-tirety only upon payment of the amounts described in Section 5.2(f).


(b) Voluntary Reductions In Revolving Credit Commitments. The Borrower may, upon at least fifteen (15) days' prior written notice to the Agent (which the Agent shall promptly transmit to each Lender), at any time and from time to time, terminate in whole or permanently reduce in part the Revolving Credit Commitments; provided that the Borrower shall have made whatever payment may be required to reduce the Revolving Credit Obligations to an amount less than or equal to the Revolving Credit Commitments as reduced or terminated, which amount shall become due and payable on the date specified in such notice. Any partial reduction of the Revolving Credit Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount, and shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share. Any notice of termi-nation or reduction given to the Agent under this Sec-tion 4.1(b) shall specify the date (which shall be a Busi-ness Day) of such termination or reduction and, with respect to a partial reduction, the aggregate principal amount thereof.

(c) Letter Of Credit. The Borrower may, upon at least one (1) Domestic Business Day's notice to the Agent (by 11:00 a.m New York time on such Domestic Business Day), reimburse the Agent for the benefit of the Fronting Bank for the amount of any drawing under a Letter of Credit in whole or in part in any amount. The Borrower may at any time return any undrawn Letter of Credit to the Fronting Bank in whole, but not in part, and the Fronting Bank shall endeavor to give the Lead Agent and each of the Lenders notice of such return.


(d) No Penalty. The prepayments and payments in respect of reductions and terminations described in clauses
(a) and (b) of this Section 4.1 may be made without premium or penalty (except as provided in Section 5.2(f)).


(e) Mandatory Prepayment. If at any time from and after the Closing Date: (i) the Borrower merges or con-solidates with another Person and the Borrower is not the surviving entity, or (ii) the Borrower or any Consolidated Subsidiary or any Minority Holding sells, transfers, assigns or conveys assets, the book value of which (computed in accordance with GAAP but without deduction for deprecia-
tion), in the aggregate of all such sales, transfers, as-signments, foreclosures, or conveyances exceeds 25% of the then Capitalization Value in any twelve (12) month period, or (iii) the portion of Capitalization Value attributable to the aggregate Minority Holdings (other than Limited Minority Holdings) of the Borrower and its Consolidated Subsidiaries exceeds 15% of Capitalization Value, or (iv) the Borrower or an Affiliate ceases to provide property management and leasing services to 75% of the total number of Real Proper-ties in which the Borrower has an ownership interest (the date any such event shall occur being the "Prepayment Date"), the Revolving Credit Commitment shall be terminated and the Borrower shall be required to prepay the Loans in their entirety as if the Prepayment Date were the Revolving Credit Termination Date. The Borrower shall immediately make such prepayment together with interest accrued to the date of the prepayment on the principal amount prepaid. In connection with the prepayment of any Loan prior to the maturity thereof, the Borrower shall also pay any applicable expenses pursuant to Section 5.2(f). Each such prepayment shall be applied to prepay ratably the Loans of the Lenders.
 Amounts prepaid pursuant to this Section 4.1(d) may not be reborrowed. As used in this Section 4.1(d) only, the phrase "sells, transfers, assigns or conveys" shall not include (i) sales or conveyances among Borrower and any Consolidated Subsidiaries, or (ii) mortgages secured by Real Property.

IV.2.  Payments.

(a) Manner and Time of Payment. All payments of principal of, and interest on, the Loans and other Obliga-tions (including, without limitation, fees and expenses) which are payable to the Agent or any other Lender shall be made without condition or reservation of right, in immedi-ately available funds, delivered to the Agent not later than 12:00 noon (New York time) on the date and at the place due, to such account of the Agent as it may designate, for the account of the Agent or such other Lender, as the case may be; and funds received by the Agent, including, without limitation, funds in respect of any Loans to be made on that date, not later than 12:00 noon (New York time) on any given Business Day shall be credited against payment to be made that day and funds received by the Agent after that time shall be deemed to have been paid on the next succeeding Business Day. Payments actually received by the Agent for the account of the Lenders, or any of them, shall be paid to them by the Agent promptly after receipt thereof.


(b) Apportionment of Payments. (i) Subject to the provisions of Section 4.2(b)(v), all payments of princi-pal and interest in respect of outstanding Loans, all pay-ments of fees and all other payments in respect of any other Obligations, shall be allocated among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein. Subject to the provisions of Section 4.2(b)(ii), all such payments and any other amounts received by the Agent from or for the benefit of the Borrower shall be applied in the following order:

(A) to pay principal of and interest on any por-tion of the Loans which the Agent may have advanced on behalf of any Lender other than UBS for which the Agent has not then been reimbursed by such Lender or the Borrower,

(B) to pay all other Obligations then due and payable, and

(C) as the Borrower so designates.

Unless otherwise designated by the Borrower, all principal payments in respect of Loans shall be applied first, to repay outstanding Base Rate Loans, and then to repay out-standing Eurodollar Rate Loans, with those Eurodollar Rate
Loans which have earlier expiring Eurodollar Interest Peri-ods being repaid prior to those which have later expiring
Eurodollar Interest Periods.

    (ii) After the occurrence of an Event of Default and while the same is continuing, the Agent shall apply all payments in respect of any Obligations in the following order:

(A)     first, to pay principal of and interest
on any portion of the Loans which the Agent may have advanced on behalf of any Lender other than UBS for which the Agent has not then been reim-bursed by such Lender or the Borrower;

(B) second, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Agent;

(C)     third, to pay Obligations in respect of
any fees, expense reimbursements or indemnities then due to the Lenders and the Co-Agents;

(D)     fourth, to pay interest due in respect
of Loans;

(E) fifth, to the ratable payment or prepay-ment of principal outstanding on Loans; and

(F)  sixth to the ratable payment of all
other Obligations.

The order of priority set forth in this Section 4.2(b)(ii) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent, the other Lenders and other Holders as among themselves.
The order of priority set forth in clauses (C) through (F) of this Section 4.2(b)(ii) may at any time and from time to time be changed by the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, any Holder which is not a Lender, or any other Person. The order of priority set forth in clauses (A) and (B) of this
Section 4.2(b)(ii) may be changed only with the prior writ-ten consent of the Agent.

(iii) The Agent, in its sole discretion subject only to the terms of this Section 4.2(b)(iii), may pay from the proceeds of Loans made to the Borrower hereunder, wheth-er made following a request by the Borrower pursuant to
Section 2.1 or a deemed request as provided in this Sec-tion 4.2(b)(iii), all amounts payable by the Borrower here-under, including, without limitation, amounts payable with respect to payments of principal, interest and fees and all reimbursements for expenses pursuant to Section 15.2. The Borrower hereby irrevocably authorizes the Lenders to make Loans, which Loans shall be Base Rate Loans, in each case, upon notice from the Agent as described in the following sentence for the purpose of paying principal, interest and fees due from the Borrower, reimbursing expenses pursuant to
Section 15.2 and paying any and all other amounts due and payable by the Borrower hereunder or under the Notes, and agrees that all such Loans so made shall be deemed to have been requested by it pursuant to Section 2.1 as of the date of the aforementioned notice. The Agent shall request Loans on behalf of the Borrower as described in the preceding sentence by notifying the Lenders by facsimile transmission or other similar form of transmission (which notice the Agent shall thereafter promptly transmit to the Borrower), of the amount and Funding Date of the proposed Borrowing and that such Borrowing is being requested on the Borrower's behalf pursuant to this Section 4.2(b)(iii). On the pro-posed Funding Date, the Lenders shall make the requested Loans in accordance with the procedures and subject to the conditions specified in Section 2.1.


(iv   Subject to Section 4.2(b)(v), the Agent
shall promptly distribute to each other Lender at its prima-ry address set forth on the appropriate signature page hereof or the signature page to the Assignment and Accep-tance by which it became a Lender, or at such other address as a Lender or other Holder may request in writing, such funds as such Person may be entitled to receive, subject to the provisions of Article XII; provided that the Agent shall under no circumstances be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Holder and may suspend all payments or seek appropriate relief (including, without limitation, in-structions from the Requisite Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.

(v   In the event that any Lender fails to fund
its Pro Rata Share of any Loan requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Loan being here-inafter referred to as a "Non Pro Rata Loan"), until the earlier of such Lender's cure of such failure and the termi-nation of the Revolving Credit Commitments, the proceeds of all amounts thereafter repaid to the Agent by the Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

(A0  the foregoing provisions of this Section
4.2(b)(v) shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 5.1(c);


(B0 a Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Loan at such time as an amount equal to such Lender's original Pro Rata Share of the requested principal portion of such Loan is fully funded to the Bor-rower, whether made by such Lender itself or by operation of the terms of this Section 4.2(b)(v), and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

(C0 amounts advanced to the Borrower to cure, in full or in part, any such Lender's fail-ure to fund its Pro Rata Share of any Loan ("Cure
Loans") shall bear interest at the Base Rate in effect from time to time, and for all other pur-poses of this Agreement shall be treated as if they were Base Rate Loans; and

(D0 regardless of whether or not an Event of Default has occurred or is continuing, and not-withstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Section 4.2, would be applied to the outstanding Base Rate Loans shall be applied first, ratably to all Base Rate Loans constituting
Non Pro Rata Loans, second, ratably to Base Rate
Loans other than those constituting Non Pro Rata
Loans or Cure Loans and, third, ratably to Base
Rate Loans constituting Cure Loans.

(c      Payments on Non-Business Days.  Whenever any
payment to be made by the Borrower hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day (or, as set forth in Section 5.2(b)(iii), the next preceding Business Day).

IV.3.  Promise to Repay; Evidence of Indebted-
ness.3.  Promise to Repay; Evidence of Indebtedness.


(a      Promise to Repay.  The Borrower hereby agrees
to pay when due the principal amount of each Loan which is made to it, and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Agree-ment and the Notes. The Borrower shall execute and deliver to each Lender on the Closing Date, a promissory note, in form and substance acceptable to the Agent and such Lender, evidencing the Loans and thereafter shall execute and deliv-er such other promissory notes as are necessary to evidence the Loans owing to the Lenders after giving effect to any assignment thereof pursuant to Section 15.1, all in form and substance acceptable to the Agent and the parties to such assignment (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the "Notes"; and "Note" means any one of the Notes).

(b      Loan Account.  Each Lender shall maintain in
accordance with its usual practice an account or accounts (a "Loan Account") evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under the Notes.

(c      Control Account.  The Register maintained by
the Agent pursuant to Section 15.1(c) shall include a con-trol account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the type of Loan comprising such Borrowing and any Eurodollar Inter-est Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder or under the Notes and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender's share thereof.

(d      Entries Binding.  The entries made in the
Register and each Loan Account shall be conclusive and binding for all purposes, absent manifest error.

(e      No Recourse to Certain Persons.  Notwith-
standing anything contained in this Agreement to the con-trary, it is expressly understood and agreed that nothing herein or in the Notes shall be construed as creating any liability on any trustee, officer, shareholder or director of the Borrower to pay any of the Obligations other than liability arising from or in connection with (i) fraud or
(ii) the misappropriation or misapplication of proceeds of the Loans; but nothing contained in this Section 4.3(e) shall be construed to prevent the exercise of any remedy al-lowed to the Agent, the Co-Agents or the Lenders by law or by the terms of this Agreement or the other Loan Documents which does not relate to or result in such an obligation by any trustee, officer, shareholder or director of the Borrow-er to pay money.



        ARTICLE V
        INTEREST AND FEES

V.1.  Interest on the Loans and other Obligations.

(a      Rate of Interest.  All Loans and the out-
standing principal balance of all other Obligations shall bear interest on the unpaid principal amount thereof from the date such Loans are made and such other Obligations are due and payable until paid in full, except as otherwise provided in Section 5.1(d), as follows:

(i      If a Base Rate Loan or such other Obli-
gation, at a rate per annum equal to the sum of
(A) the Base Rate, as in effect from time to time as interest accrues, plus (B) the then Applicable
Margin for Base Rate Loans; and

(ii      If a Eurodollar Rate Loan, at a rate
per annum equal to the sum of (A) the Eurodollar
Rate determined for the applicable Eurodollar
Interest Period, plus (B) the then Applicable
Margin for Eurodollar Loans.

The applicable basis for determining the rate of interest on the Loans shall be selected by the Borrower at the time a Notice of Borrowing or a Notice of Conversion/Continuation is delivered by the Borrower to the Agent; provided, howev-er, that the Borrower may not select the Eurodollar Rate as the applicable basis for determining the rate of interest on such a Loan if at the time of such selection an Event of Default or a Potential Event of Default would occur or has occurred and is continuing and further provided, that from and after the occurrence of an Event of Default or a Poten-tial Event of Default, each Eurodollar Rate Loan then out-standing may, at the Agent's option, convert to a Base Rate Loan. If on any day any Loan is outstanding with respect to which notice has not been timely delivered to the Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest on that day, then for that day interest on that Loan shall be determined by reference to the Base Rate.


(b      Interest Payments.  (i   Interest accrued on
each Loan, whether a Base Rate Loan or a Eurodollar Loan shall be calculated on the last day of each calendar month and shall be payable in arrears (A) on the first day of each calendar month, commencing on the first such day following the making of such Loan, (B) upon the payment or prepayment thereof in full or in part, and (C) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such Loan.

(ii   Interest accrued on the principal balance of
all other Obligations shall be calculated on the last day of each calendar month and shall be payable in arrears (A) on the first day of each calendar month, commencing on the first such day following the incurrence of such Obligation,
(B) upon repayment thereof in full or in part, and (C) if not theretofore paid in full, at the time such other Obliga-tion becomes due and payable (whether by acceleration or otherwise).

(c      Conversion or Continuation.  (i   The Bor-
rower shall have the option (A) to convert at any time all or any part of outstanding Base Rate Loans to Eurodollar Rate Loans; (B) to convert all or any part of outstanding Eurodollar Rate Loans having Eurodollar Interest Periods which expire on the same date to Base Rate Loans on such expiration date; or (C) to continue all or any part of outstanding Eurodollar Rate Loans having Eurodollar Interest Periods which expire on the same date as Eurodollar Rate Loans, and the succeeding Eurodollar Interest Period of such continued Loans shall commence on such expiration date; pro-vided, however, no such outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan (i) if the continuation of, or the conversion into, would violate any of the provisions of Section 5.2 or (ii) if an Event of Default or a Potential Event of Default would occur or has occurred and is continuing. Any conversion into or contin-uation of Eurodollar Rate Loans under this Section 5.1(c) shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 in excess of that amount, except in the case of a conversion into or a continuation of an entire Borrowing of Non Pro Rata Loans.


(ii   To convert or continue a Loan under Section
5.1(c)(i), the Borrower shall deliver a Notice of Conver-sion/Continuation to the Agent no later than 11:00 a.m. (New York time) at least three (3) Business Days in advance of the proposed conversion/continuation date. A Notice of Conversion/Continuation shall specify (A) the proposed conversion/continuation date (which shall be a Business
Day), (B) the principal amount of the Loan to be convert-ed/continued, (C) whether such Loan shall be converted and/or continued, and (D) in the case of a conversion to, or continuation of, a Eurodollar Rate Loan, the requested Eurodollar Interest Period. In lieu of delivering a Notice of Conversion/Continuation, the Borrower may give the Agent telephonic notice of any proposed conversion/continuation by the time required under this Section 5.1(c)(ii), if the Borrower confirms such notice by delivery of the Notice of Conversion/Continuation to the Agent by facsimile transmis-sion promptly, but in no event later than 3:00 p.m. (New York time) on the same day. Promptly after receipt of a Notice of Conversion/Continuation under this Sec-tion 5.1(c)(ii) (or telephonic notice in lieu thereof), the Agent shall notify each Lender by facsimile transmission, or other similar form of transmission, of the proposed conver-sion/continuation. Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan (or telephonic notice in lieu thereof) given pursuant to this Section 5.1(c)(ii) shall be irrevocable, and the Borrower shall be bound to convert or continue in accordance therewith. In the event no Notice of Conversion/Continuation is delivered as and when specified in this Section 5.1(c)(ii) with respect to outstanding Eurodollar Rate Loans, upon the expiration of the Eurodollar Interest Period applicable thereto, such Loans shall automatically be continued as Eurodollar Rate Loans with a Eurodollar Interest Period of thirty (30) days.

(d      Default Interest.  Notwithstanding the rates
of interest specified in Section 5.1(a) or elsewhere in this Agreement, effective immediately upon the occurrence of an Event of Default, and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and other Obligations shall bear interest at a rate equal to the sum of (A) the Base Rate, as in effect from time to time as interest accrues, plus (B) four percent (4.0%) per annum.


(e      Computation of Interest.  Interest on all
Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest on any Loan, the date of the making of the Loan or the first day of a Eurodollar Interest Period, as the case may be, shall be included and the date of payment or the expiration date of a Eurodollar Interest Period, as the case may be, shall be excluded; provided, however, if a Loan is repaid on the same day on which it is made, one (1) day's interest shall be paid on such Loan.

(f      Eurodollar Rate Information.   Upon the rea-
sonable request of the Borrower from time to time, the Agent shall promptly provide to the Borrower such infor-mation with respect to the applicable Eurodollar Rate as may be so requested.

V.2.  Special Provisions Governing Eurodollar Rate
Loans.2.  Special Provisions Governing Eurodollar Rate
Loans.

(a      Amount of Eurodollar Rate Loans.  Each Euro-
dollar Rate Loan shall be in a minimum principal amount of $1,000,000 and in integral multiples of $1,000,000 in excess of that amount.

(b      Determination of Eurodollar Interest Peri-
od. By giving notice as set forth in Section 2.1(b) (with respect to a Borrowing of Eurodollar Rate Loans), or Section 5.1(c) (with respect to a conversion into or continuation of Eurodollar Rate Loans), the Borrower shall have the option, subject to the other provisions of this Section 5.2, to select an interest period (each, a "Eurodollar Interest Period") to apply to the Loans described in such notice, subject to the following provisions:

(i   The Borrower may only select, as to a
particular Borrowing of Eurodollar Rate Loans, a
Eurodollar Interest Period of one, two or three months in duration or, with the prior written con-sent of the Agent, a shorter or a longer duration;

(ii  In the case of immediately successive
Eurodollar Interest Periods applicable to a Bor-rowing of Eurodollar Rate Loans, each successive
Eurodollar Interest Period shall commence on the day on which the next preceding Eurodollar Inter-est Period expires;


(iii   If any Eurodollar Interest Period
would otherwise expire on a day which is not a Business Day, such Eurodollar Interest Period shall be extended to expire on the next succeeding
Business Day if the next succeeding Business Day occurs in the same calendar month, and if there will be no succeeding Business Day in such calen-dar month, the Eurodollar Interest Period shall expire on the immediately preceding Business Day;

(iv   The Borrower may not select a Eurodol-
lar Interest Period as to any Loan if such Euro-dollar Interest Period terminates later than the Revolving Credit Termination Date;

(v   The Borrower may not select a Eurodollar
Interest Period with respect to any portion of principal of a Loan which extends beyond a date on which the Borrower is required to make a scheduled payment of such portion of principal; and

(vi   There shall be no more than six (6)
Eurodollar Rate Loans outstanding at any one time.

(c      Determination of Eurodollar Interest
Rate. As soon as practicable on the second Business Day prior to the first day of each Eurodollar Interest Period (the "Eurodollar Interest Rate Determination Date"), the Agent shall determine (pursuant to the procedures set forth in the definition of "Eurodollar Rate") the interest rate which shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Eurodollar Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and to each Lender. The Agent's determination shall be presumed to be correct, absent manifest error, and shall be binding upon the Borrower.

(d      Interest Rate Unascertainable, Inadequate or
Unfair. In the event that at least one (1) Business Day before the Eurodollar Interest Rate Determination Date:

(i      the Agent is advised by the Reference
Bank that deposits in Dollars (in the applicable amounts) are not being offered by the Reference
Bank in the London interbank market for such Euro-dollar Interest Period; or

(ii     the Agent determines that adequate and
fair means do not exist for ascertaining the ap-plicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed; or


(iii   the Requisite Lenders advise the Ag-
ent that the Eurodollar Rate for Eurodollar Rate
Loans comprising such Borrowing will not adequate-ly reflect the cost to such Requisite Lenders of obtaining funds in Dollars in the London interbank market in the amount substantially equal to such Lenders' Eurodollar Rate Loans in Dollars and for a period equal to such Eurodollar Interest Period;

then the Agent shall forthwith give notice thereof to the Borrower, whereupon (until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist) the right of the Borrower to elect to have Loans bear interest based upon the Eurodollar Rate shall be suspended and each outstanding Eurodollar Rate Loan shall be converted into a Base Rate Loan on the last day of the then current Eurodollar Interest Period therefor, notwithstanding any prior election by the Borrower to the contrary.

(e      Illegality.  (i   If at any time any Lender
determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any Eurodollar Rate Loan has become unlawful or impermissible by compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result in costs or penalties), then, and in any such event, such Lender may give notice of that determination, in writing, to the Borrower and the Agent, and the Agent shall promptly transmit the notice to each other Lender.

    (ii) When notice is given by a Lender under Sec-tion 5.2(e)(i), (A) the Borrower's right to request from such Lender and such Lender's obligation, if any, to make Eurodollar Rate Loans shall be immediately suspended, and such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (B) if the affected Eurodollar Rate Loan or Loans are then outstanding, the Borrower shall immediately, or if permitted by appli-cable law, no later than the date permitted thereby, upon at least one (1) Business Day's prior written notice to the Agent and the affected Lender, convert each such Loan into a Base Rate Loan.


   (iii) If at any time after a Lender gives notice under Section 5.2(e)(i) such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination, in writing, to the Borrower and the Agent, and the Agent shall promptly transmit the notice to each other Lender. The Borrower's right to request, and such Lender's obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

(f      Compensation.  In addition to all amounts
required to be paid by the Borrower pursuant to Section 5.1 and Article XIII, the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (in-cluding, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's Eurodollar Rate Loans to the Borrower but excluding any loss of Applicable Margin on the relevant Loans) which that Lender may sustain (i) if for any reason (other than such Lender's failure to fund) a Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation given by the Borrower or in a telephonic request by it for borrowing or conver-sion/continuation or a successive Eurodollar Interest Period does not commence after notice therefor is given pursuant to
Section 5.1(c), including, without limitation, pursuant to
Section 5.2(d), (ii) if for any reason any Eurodollar Rate Loan is prepaid (including, without limitation, mandatorily pursuant to Section 4.1(d)) on a date which is not the last day of the applicable Eurodollar Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 5.2(d), or (iv) as a consequence of any failure by the Borrower to repay a Eurodollar Rate Loan when required by the terms of this Agreement. The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement setting forth in reasonable detail such losses, expenses and liabil-ities, and such statement shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.


(g      Booking of Eurodollar Rate Loans.  Any Lender
may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of, its Eurodollar Lending Office or Euro-dollar Affiliate or its other offices or Affiliates. No Lender shall be entitled, however, to receive any greater amount under Sections 4.2 or 5.2(f) or Article XIII as a result of the transfer of any such Eurodollar Rate Loan to any office (other than such Eurodollar Lending Office) or any Affiliate (other than such Eurodollar Affiliate) than such Lender would have been entitled to receive immediately prior thereto, unless (i) the transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and (ii) such claim would have arisen even if such transfer had not occurred.

(h      Affiliates Not Obligated.  No Eurodollar
Affiliate or other Affiliate of any Lender shall be deemed a party to this Agreement or shall have any liability or obligation under this Agreement.

(i      Adjusted Eurodollar Rate.  Any failure by any
Lender to take into account the Eurodollar Reserve Percent-age when calculating interest due on Eurodollar Rate Loans shall not constitute, whether by course of dealing or other-wise, a waiver by such Lender of its right to collect such amount for any future period.

V.3.  FeesV.3.  Fees.


(a      Unused Commitment Fee.  The Borrower shall
pay to the Agent, for the account of the Lenders based on their respective Pro Rata Shares, a fee (the "Unused Commit-ment Fee"), accruing at a per annum rate equal to the then applicable Unused Commitment Fee Percentage on the Unused Commitment, such fee being payable monthly, in arrears, com-
mencing on          and on the first day of each month
thereafter. Notwithstanding the foregoing, in the event that any Lender fails to fund its Pro Rata Share of any Loan requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement, (A) such Lender shall not be entitled to any portion of the Unused Commit-ment Fee with respect to its Revolving Credit Commitment until such failure has been cured in accordance with Section 4.2(b)(v)(B) and (B) until such time, the Unused Commitment Fee shall accrue in favor of the Lenders which have funded their respective Pro Rata Shares of such requested Loan, shall be allocated among such performing Lenders ratably based upon their relative Revolving Credit Commitments, and shall be calculated based upon the average amount by which the aggregate Revolving Credit Commitments of such perform-ing Lenders exceeds the sum of the outstanding principal amount of the Loans owing to such performing Lenders.

(b   Letter of Credit Fee Charges.  In connection
with each Letter of Credit, the Borrower hereby covenants to pay to the Agent the following fees, each payable quarterly in arrears (on the first Business Day of each calendar quarter following the issuance of each Letter of Credit):
(1) a fee for the account of the Lenders, computed daily on the Letter of Credit Usage at a rate per annum equal to the "Lenders' L/C Fee Rate" (as hereinafter defined) and (2) a fee, for the account of the Fronting Bank, computed daily on the Letter of Credit Usage at a rate per annum equal to 0.15%. For purposes of this Agreement, the "Lenders' L/C Fee Rate" shall mean, at any time, a rate per annum equal to the Applicable Margin for Eurodollar Rate Loans. It is under-stood and agreed that the last installment of the fees provided for in this paragraph (b) with respect to any particular Letter of Credit shall be due and payable on the first day of the fiscal quarter following the return, undrawn, or cancellation of such Letter of Credit. In addi-tion, the Borrower shall pay to the Fronting Bank, solely for its own account, the standard charges assessed by such Fronting Bank in connection with the issuance, administra-tion, amendment and payment or cancellation of Letters of Credit.

(c      Calculation and Payment of Fees.  All fees
shall be calculated on the basis of the actual number of days elapsed during the relevant period in a 360-day year. All fees shall be payable in addition to, and not in lieu of, interest, compensation, expense reimbursements, indemni-fication and other Obligations. Fees shall be payable to the Agent at its office in New York, New York in immediately available funds. All fees shall be fully earned and nonre-fundable when paid. All fees due to any other Lender, in-cluding, without limitation, those referred to in this Sec-tion 5.3, shall bear interest, if not paid when due, at the interest rate specified in Section 5.1(d) and shall consti-tute Obligations.


        ARTICLE VI
        CONDITIONS TO LOANS     ARTICLE


VI.1.  Conditions Precedent to the Initial Loans.
 The obligation of each Lender on the Initial Funding Date to make any Loan requested to be made by it shall be subject to the satisfaction of all of the following conditions precedent:

(a      Documents.  The Agent shall have received on
or before the Initial Funding Date all of the following:

(i      this Agreement, the Notes, the Guaran-
ties, and, to the extent not otherwise specifical-ly referenced in this Section 6.1(a), all other
Loan Documents and agreements, documents and in-struments described in the List of Closing Docu-ments attached hereto as Exhibit E and made a part hereof, each duly executed and in recordable form, where appropriate, and in form and substance sat-isfactory to the Agent; without limiting the fore-going, the Borrower hereby directs its counsel, Middleberg Riddle & Gianna to prepare and deliver to the Agents, the Lenders, and Skadden, Arps, Slate, Meagher & Flom LLP the legal opinions re-ferred to in such List of Closing Documents; and

(ii   such additional documentation as the Agent
may reasonably request.

(b      No Legal Impediments.  No law, regulation,
order, judgment or decree of any Governmental Authority shall, and the Agent shall not have received any notice that litigation is pending or threatened which is likely to (i) enjoin, prohibit or restrain the making of the Loans on the Initial Funding Date or (ii) impose or result in the imposi-tion of a Material Adverse Effect.

(c      No Change in Condition.  No change in the
business, assets, management, operations, financial condi-tion or prospects of the Borrower or any of its Properties shall have occurred since September 30, 1997 (other than the conversion of the Guarantor to a REIT) which change, in the judgment of the Agent, will have or is reasonably likely to have a Material Adverse Effect.


(d      Interim Liabilities and Equity.  Except as
disclosed to the Agent and the Lenders, since September 30, 1997, the Borrower shall not have (i) entered into any mate-rial (as determined in good faith by the Agent) commitment or transaction, including, without limitation, transactions for borrowings and Capital Expenditures, which are not in the ordinary course of the Borrower's business, (ii) estab-lished compensation or employee benefit plans, or (iii) redeemed or issued any equity Securities.

(e      No Loss of Material Agreements and Licenses.
 Since September 30, 1997, no agreement or license relating to the business, operations or employee relations of the Borrower or any of its Properties shall have been termi-nated, modified, revoked, breached or declared to be in default, the termination, modification, revocation, breach or default under which, in the reasonable judgment of the Agent, would result in a Material Adverse Effect.

(f      No Market Changes.  Since September 30, 1997
no material adverse change shall have occurred in the condi-tions in the capital markets or the market for loan syndica-tions generally.

(g      No Default.  No Event of Default or Potential
Event of Default shall have occurred and be continuing or would result from the making of the Loans.

(h      Representations and Warranties.  All of the
representations and warranties contained in Section 7.1 and in any of the other Loan Documents shall be true and correct in all material respects on and as of the Initial Funding
Date.

(i      Fees and Expenses Paid.  There shall have
been paid to the Agent, for the accounts of the Agents and the other Lenders, as applicable, all fees due and payable on or before the Initial Funding Date and all expenses due and payable on or before the Initial Funding Date, includ-ing, without limitation, reasonable attorneys' fees and ex-penses, and other costs and expenses incurred in connection with the Loan Documents.

(j   Repayment of Indebtedness. The Borrower shall
have delivered to the Agent evidence reasonably acceptable to the Agent, that the Indebtedness of approximately $110,000,000 from Comerica Bank to the Borrower, as well as the Indebtedness of approximately $20,000,000 from PW Real Estate Investments, Inc. to the Borrower have been repaid in full and the facilities with respect thereto, cancelled.


VI.2.  Conditions Precedent to All Subsequent
Loans. The obligation of each Lender to make any Loan re-quested to be made by it or to participate in any Letter of Credit issued by the Fronting Bank and the obligation of the fronting Bank to issue a Letter of Credit on the occasion of a Borrowing on any date after the Initial Funding Date is subject to the following conditions precedent as of each such date:

(a      Representations and Warranties.  As of such
date, both before and after giving effect to the Loans to be made on such date, all of the representations and warranties of the Borrower contained in Section 7.1 and in any other Loan Document (other than representations and warranties which expressly speak as of a different date) shall be true and correct in all material respects.

(b      No Defaults.  No Event of Default or Poten-
tial Event of Default shall have occurred and be continuing or would result from the making of the requested Loan.

(c      No Legal Impediments.  No law, regulation,
order, judgment or decree of any Governmental Authority shall, and the Agent shall not have received from such Lender notice that, in the judgment of such Lender, litiga-tion is pending or threatened which is likely to, enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, such Lender's making of the requested Loan or issuance of the requested letter of Credit.

(d      No Material Adverse Effect.  The Borrower
shall not have received written notice from the Requisite
Lenders that an event has occurred since the date of this Agreement which has had and continues to have, or is reason-ably likely to have, a Material Adverse Effect.

(e      Covenant Compliance Certification.      The Bor-
rower shall have delivered to the Agent an Officer's Certif-icate, in the form of a Quarterly Compliance Certificate, on a pro forma basis, dated as of the date of the proposed Loan, indication compliance with the financial covenants of Articles X and XI.


Each submission by the Borrower to the Agent of a Notice of Borrowing with respect to a Loan or a Notice of Conver-sion/Continuation with respect to any Loan and each accep-tance by the Borrower of the proceeds of each Loan made, converted or continued hereunder, shall constitute a repre-sentation and warranty by the Borrower as of the Funding Date in respect of such Loan and the date of conversion or continuation, that all the conditions contained in this
Section 6.2 have been satisfied or waived in accordance with
Section 15.7.


        ARTICLE VII
        REPRESENTATIONS AND WARRANTIES

VII.1. Representations and Warranties of the Bor-rower. In order to induce the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower described herein, the Borrow-er hereby represents and warrants to each Lender that the following statements are true, correct and complete:

(a      Organization; Powers.  (i) the Borrower (A)
is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Dela-ware, (B) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which fail-ure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, (C) has all requisite power and authority to own, operate and encum-ber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contem-plated by this Agreement and (D) is a partnership for feder-al income tax purposes.

(ii   General Partner (A) is a corporation duly
organized, validly existing and in good standing under the laws of the State of Delaware, (B) is duly authorized and qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so quali-fied and in good standing will have or is reasonably likely to have a Material Adverse Effect, and (C) has all requisite corporate power and authority to own, operate and encumber its Property and to conduct its business as presently con-ducted.


(iii   True, correct and complete copies of the
Organizational Documents identified on Schedule 7.1-A have been delivered to the Agent, each of which is in full force and effect, has not been modified or amended except to the extent set forth therein and, to the best of the Borrower's knowledge, there are no defaults under such Organizational
Documents and no events which, with the passage of time or giving of notice or both, would constitute a default under such Organizational Documents.

(iv   Neither Borrower nor any of its Affiliates
are "foreign persons" within the meaning of Section 1445 of the Internal Revenue Code.

(b      Authority.  (i)  General Partner has the
requisite power and authority to execute, deliver and per-form this Agreement on behalf of the Borrower and each of the other Loan Documents which are required to be executed on behalf of the Borrower as required by this Agreement. General Partner is the Person who has executed this Agree-ment and such other Loan Documents on behalf of the Borrower and is the sole general partner of the Borrower.

(ii   The execution, delivery and performance of
each of the Loan Documents which must be executed in connec-tion with this Agreement by the Borrower and to which the Borrower is a party and the consummation of the transactions contemplated thereby are within the Borrower's partnership powers, have been duly authorized by all necessary partner-ship action (and, in the case of General Partner acting on behalf of the Borrower and in its individual capacity in connection therewith, all necessary corporate action there-
of) and such authorization has not been rescinded. No other partnership or corporate action or proceedings on the part of the Borrower or General Partner is necessary to consum-mate such transactions.

(iii   Each of the Loan Documents to which the
Borrower is a party has been duly executed and delivered on behalf of the Borrower and constitutes the Borrower's legal, valid and binding obligation, enforceable against the Bor-rower in accordance with its terms, is in full force and effect and all the terms, provisions, agreements and condi-tions set forth therein and required to be performed or complied with by the Borrower and the Borrower's Subsidiar-ies on or before the Initial Funding Date have been per-formed or complied with, and no Potential Event of Default, Event of Default or breach of any covenant by any of the Borrower or any Subsidiary of the Borrower exists thereun-der.


(c      Subsidiaries; Ownership of Capital Stock and
Partnership Interests. (i) Schedule 7.1-C (A) contains a diagram indicating the corporate structure of the Borrower, and any other Person in which the Borrower holds a direct or indirect partnership, joint venture or other equity interest indicating the nature of such interest with respect to each Person included in such diagram; and (B) accurately sets forth (1) the correct legal name of such Person, the juris-diction of its incorporation or organization and the juris-dictions in which it is qualified to transact business as a foreign corporation, or otherwise, and (2) the authorized, issued and outstanding shares or interests of each class of Securities of the Borrower and the Subsidiaries of the Borrower and the owners of such shares or interests. None of such issued and outstanding Securities is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Securities, except as noted on Schedule 7.1-C. The out-standing Capital Stock of General Partner is duly autho-rized, validly issued, fully paid and nonassessable and the outstanding Securities of the Borrower and its Subsidiaries are duly authorized and validly issued. Attached hereto as part of Schedule 7.1-C is a true, accurate and complete copy of the Borrower Partnership Agreement as in effect on the Closing Date and such Partnership Agreement has not been amended, supplemented, replaced, restated or otherwise modified in any respect since the Closing Date.

(ii   Except where failure may not have a Material
Adverse Effect on the Borrower, each Subsidiary: (A) is a corporation, limited liability company, limited partnership or business trust, as indicated on Schedule 7.1-C, duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organiza-tion, (B) is duly qualified to do business and, if applica-ble, is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would limit its ability to use the courts of such jurisdic-tion to enforce Contractual Obligations to which it is a party, and (C) has all requisite power and authority to own, operate and encumber its Property and to conduct its busi-ness as presently conducted and as proposed to be conducted hereafter.


(d      No Conflict.  The execution, delivery and
performance of each of the Loan Documents to which the Borrower is a party do not and will not (i) conflict with the Organizational Documents of the Borrower or any Subsid-iary of the Borrower, (ii) constitute a tortious interfer-ence with any Contractual Obligation of any Person or con-flict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of the Borrow-er, any Limited Partner, any Subsidiary of the Borrower, or any general or limited partner of any Subsidiary of the Borrower, or require termination of any such Contractual Obligation which may subject the Agent or any of the other Lenders to any liability, (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the Property or assets of the Borrower, any Limited Partner, any Subsidiary of the Borrower, or any general partner or limited partner of any Subsidiary of the Borrower, or
(iv) require any approval of shareholders of General Partner or any general partner (or equity holder of any general partner) of any Subsidiary of the Borrower.

(e      Governmental Consents.  The execution, deliv-
ery and performance of each of the Loan Documents to which the Borrower is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except filings, consents or notices which have been made, obtained or given.

(f      Governmental Regulation.  Neither the Borrow-
er nor General Partner is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated by this Agreement.


(g      Financial Position.  Complete and accurate
copies of the following financial statements and materials have been delivered to the Agent: (i) annual audited finan-cial statements of the General Partner, the Borrower and their Subsidiaries for the fiscal year ended December 31, 1996, and (ii) quarterly financial statements for the Gener-al Partner, the Borrower and their Subsidiaries for the fiscal quarter ending September 30, 1997. All financial statements included in such materials were prepared in all material respects in conformity with GAAP, except as other-wise noted therein, and fairly present in all material re-spects the respective consolidated financial positions, and the consolidated results of operations and cash flows for each of the periods covered thereby of the General Partner, the Borrower and their Subsidiaries as at the respective dates thereof. Neither the General Partner, the Borrower nor any of their Subsidiaries has any Contingent Obligation, contingent liability or liability for any taxes, long-term leases or commitments, not reflected in its audited finan-cial statements delivered to the Agent on or prior to the Closing Date or otherwise disclosed to the Agent and the Lenders in writing, which will have or is reasonably likely to have a Material Adverse Effect.

(h      Indebtedness.  Schedule 7.1-H sets forth, as
of September 30, 1997, all Indebtedness for borrowed money of each of the General Partner, the Borrower and their re-spective Subsidiaries, and Schedule 7.1-H sets forth with particularity whether each such item of Indebtedness is Unsecured Indebtedness or Secured Indebtedness, and, except as set forth on Schedule 7.1-H, there are no defaults in the payment of principal or interest on any such Indebtedness and no payments thereunder have been deferred or extended beyond their stated maturity and there has been no material change in the type or amount of such Indebtedness (except for increases in a credit facility provided by Pacific Mutual Life Insurance Company in an aggregate amount not to exceed $30,000,000, and the repayment of certain Indebted-
ness) since September 30, 1997.


(i      Litigation; Adverse Effects.  Except as set
forth in Schedule 7.1-I, as of the Closing Date, there is no action, suit, proceeding, Claim, investigation or arbitra-tion before or by any Governmental Authority or private arbitrator pending or, to the knowledge of the Borrower, threatened against the Borrower, or any of their respective Subsidiaries, or any Property of any of them (i) challenging the validity or the enforceability of any of the Loan Docu-ments, (ii) which will or is reasonably likely to result in any Material Adverse Effect, or (iii) under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute where such Person is a defendant in a criminal indictment that provides for the forfeiture of assets to any Governmental Authority as a potential criminal penalty. There is no material loss contingency within the meaning of GAAP which has not been reflected in the consoli-dated financial statements of the Borrower. None of the Borrower or any Subsidiary of the Borrower is (A) in viola-tion of any applicable Requirements of Law which violation will have or is reasonably likely to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or is reasonably likely to have a Material Adverse Effect.

(j      No Material Adverse Effect.  Since September
30, 1997, there has occurred no event which has had or is reasonably likely to have a Material Adverse Effect.

(k      Tax Examinations.  The IRS has examined (or
is foreclosed from examining by applicable statutes) the federal income tax returns of any of the Borrower's or its Subsidiaries' predecessors in interest with respect to the Properties for all tax periods prior to and including the taxable year ending December 31, 199_ and the appropriate state Governmental Authority in each state in which the Borrower's or its Subsidiaries' predecessors in interest with respect to the Properties were required to file state income tax returns has examined (or is foreclosed from examining by applicable statutes) the state income tax returns of any of such Persons with respect to the Proper-ties for all tax periods prior to and including the taxable year ending December 31, 199_. All deficiencies which have been asserted against such Persons as a result of any feder-al, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being con-tested in good faith, and no issue has been raised in any such examination which, by application of similar princi-ples, reasonably can be expected to result in assertion of a material deficiency for any other year not so examined which has not been reserved for in the financial statements of such Persons to the extent, if any, required by GAAP. No such Person has taken any reporting positions for which it does not have a reasonable basis nor anticipates any further material tax liability with respect to the years which have not been closed pursuant to applicable law.


(l      Payment of Taxes.  All tax returns, reports
and similar statements or filings of each of the Persons de-scribed in Section 7.1(k), the Borrower and its Subsidiaries required to be filed have been timely filed, and, except for Customary Permitted Liens, all taxes, assessments, fees and other charges of Governmental Authorities thereupon and upon or relating to their respective Properties, assets, re-ceipts, sales, use, payroll, employment, income, licenses and franchises which are shown in such returns or reports to be due and payable have been paid, except to the extent (i) such taxes, assessments, fees and other charges of Govern-mental Authorities are being contested in good faith by an appropriate proceeding diligently pursued as permitted by the terms of Section 9.4 and (ii) such taxes, assessments, fees and other charges of Governmental Authorities pertain to Property of the Borrower or any of its Subsidiaries and the non-payment of the amounts thereof would not, individu-ally or in the aggregate, result in a Material Adverse Effect. All other taxes (including, without limitation, real estate taxes), assessments, fees and other governmental charges upon or relating to the respective Properties of the Borrower and its Subsidiaries which are due and payable have been paid, except for Customary Permitted Liens and except to the extent described in clauses (i) and (ii) hereinabove.
 The Borrower has no knowledge of any proposed tax assess-ment against the Borrower, any of their respective Subsidiaries, or any of the Properties that will have or is reasonably likely to have a Material Adverse Effect.

(m      Performance.  Neither the Borrower nor any of
their Affiliates has received any notice, citation or alle-gation, nor has actual knowledge, that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Con-tractual Obligation applicable to it, (ii) any of its Prop-erties is in violation of any Requirements of Law or
(iii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, will not have or are not reasonably likely to have a Material Ad-verse Effect.


(n) Disclosure. The representations and warran-ties of the Borrower contained in the Loan Documents, and all certificates and other documents delivered to the Agent pursuant to the terms thereof, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Borrower has not inten-tionally withheld any fact from the Agent or the other Lend-ers in regard to any matter which will have or is reasonably likely to have a Material Adverse Effect. Notwithstanding the foregoing, the Lenders acknowledge that the Borrower shall not have liability under this clause (n) with respect to its projections of future events; provided, however, that the representations and warranties of the Borrower contained in the Loan Documents, and all certificates and other docu-ments delivered to the Agent pursuant to the terms thereof, unless otherwise required by the express provisions of the applicable Loan Documents, are not based upon the Borrower's projections of future events.

(o) Requirements of Law. The Borrower and each of its Subsidiaries is in compliance with all Requirements of Law applicable to it and its respective businesses and Properties, in each case where the failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect.

(p)     Environmental Matters.

(i)  Except as disclosed on Schedule 7.1-P:

(A)  the operations of the Borrower, each
of its Subsidiaries, and their respective Properties comply with all applicable Environmental, Health or Safety Require-ments of Law;

(B)  the Borrower and each of its Subsid-
iaries have obtained all material environmental, health and safety Permits necessary for their respective operations, and all such Permits are in good standing and the holder of each such Permit is currently in compliance with all terms and conditions of such Permits;

(C)  none of the Borrower or any of its
Subsidiaries or any of their respective present or past Property or operations is subject to or is the subject of any investigation, judicial or administrative proceeding, order, judgment, decree, dispute, negotiations, agreement or settlement respecting (I) any Environmental, Health or Safety Requirements of Law, (II) any Remedial Action,
(III) any Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment, or (IV) any violation of or liability under any Environmental, Health or Safety Requirement of Law;

(D)  none of Borrower or any of its Sub-
sidiaries has filed any notice under any applicable Require-ment of Law (I) reporting a Release of a Contaminant; (II) indicating past or present treatment, storage or disposal of a hazardous waste, as that term is defined under 40 C.F.R.
Part 261 or any state equivalent; or (III) reporting a violation of any applicable Environmental, Health or Safety Requirement of Law;

(E)  none of the Borrower's or any of its
Subsidiaries' present or past Property is listed or proposed for listing on the National Priorities List ("NPL") pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or any similar state list of sites requiring Remedial Ac-tion;

(F)  neither the Borrower nor any of its
Subsidiaries has sent or directly arranged for the transport of any waste to any site listed or proposed for listing on the NPL, CERCLIS or any similar state list;

(G)  to the best of Borrower's knowledge,
there is not now, and to Borrower's knowledge there has never been on or in any Real Property owned by any of the Consolidated Businesses (I) any treatment, recycling, stor-age or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent;
(II) any landfill, waste pile, or surface impoundment; (III) any underground storage tanks the presence or use of which is or, to Borrower's knowledge, has been in violation of applicable Environmental, Health or Safety Requirements of Law, (IV) any asbestos-containing material which such Person has any reason to believe could subject such Person or its Property to Liabilities and Costs arising out of or relating to environmental, health or safety matters that would result in a Material Adverse Effect; or (V) any polychlorinated biphenyls (PCB) used in hydraulic oils, electrical trans-formers or other Equipment which such Person has any reason to believe could subject such Person or its Property to Lia-bilities and Costs arising out of or relating to environmen-tal, health or safety matters that would result in a Materi-al Adverse Effect;


(H)  neither the Borrower nor any of its
Subsidiaries has received any notice or Claim to the effect that any of such Persons is or may be liable to any Person as a result of the Release or threatened Release of a Con-taminant into the environment;

(I)  neither the Borrower nor any of its
Subsidiaries has any contingent liability in connection with any Release or threatened Release of any Contaminants into the environment that could result in a Material Adverse
Effect;

(J)  no Environmental Lien has attached to
any Property of the Borrower or any Subsidiary of the Bor-rower;

(K)  no Property of the Borrower or any
Subsidiary of the Borrower is subject to any Environmental Property Transfer Act, or to the extent such acts are appli-cable to any such Property, the Borrower and/or such Subsid-iary whose Property is subject thereto has fully complied with the requirements of such acts; and

(L)  neither the Borrower nor any of its
Subsidiaries owns or operates, or, to Borrower's knowledge has ever owned or operated, any underground storage tank, the presence or use of which is or has been in violation of applicable Environmental, Health or Safety Requirements of
Law, at any Real Property.

(ii)  the Borrower and each of its Subsidiar-
ies are conducting and will continue to conduct their re-spective businesses and operations and maintain each Real Property in compliance with Environmental, Health or Safety Requirements of Law and no such Person has been, and no such Person has any reason to believe that it or any Property will be, subject to Liabilities and Costs arising out of or relating to environmental, health or safety matters that would result in a Material Adverse Effect.


(q)     ERISA. Neither the Borrower nor any ERISA
Affiliate maintains or contributes to any Benefit Plan or Multiemployer Plan other than those listed on Schedule 7.1-Q hereto. Each such Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code as cur-rently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Sec-tion 501(a) of the Internal Revenue Code as currently in effect. Except as disclosed in Schedule 7.1-Q, neither the Borrower nor any of its Subsidiaries maintains or contrib-utes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employ-ees after termination of employment other than as required by Section 601 of ERISA. The Borrower and each of its Subsidiaries is in compliance in all material respects with the responsibilities, obligations and duties imposed on it by ERISA, the Internal Revenue Code and regulations promul-gated thereunder with respect to all Plans. No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Internal Revenue Code) whether or not waived. Neither the Borrower nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code or (ii) has taken or failed to take any action which would constitute or result in a Termination Event. Neither the Borrower nor any ERISA Affiliate is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Bene-fit Plan and furnished to the Agent is complete and accurate in all material respects. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. Neither the Borrower nor any ERISA Affiliate has (i) failed to make a required contribu-tion or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan. Neither the Borrower nor any ERISA Affiliate has failed to make a required in-stallment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment. Neither the Borrower nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the Internal Revenue Code due to a Benefit Plan amendment that results in an increase in current liability for the plan year. Except as disclosed on Schedule 7.1-Q, neither the Borrower nor any of its Subsidiaries has, by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement.


(r) Securities Activities. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(s) Solvency. After giving effect to the Loans to be made on the Initial Funding Date or such other date as Loans requested hereunder are made, and the disbursement of the proceeds of such Loans pursuant to the Borrower's in-structions, the Borrower is Solvent.

(t) Insurance. Schedule 7.1-T accurately sets forth as of the Closing Date all insurance policies main-tained by the Borrower and its Subsidiaries and programs currently in effect with respect to the respective Property and assets and business of the Borrower and its Subsidiar-ies, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby,
(iii) the name of the insurer and each insured party there-under, (iv) the policy or other identification number there-of, and (v) the expiration date thereof. The Borrower has delivered to the Agent copies of all insurance policies set forth on Schedule 7.1-T. Such insurance policies and pro-grams are currently in full force and effect, in compliance with the requirements of Section 9.5 hereof and, together with payment by the insured of scheduled deductible pay-ments, are in amounts sufficient to cover the replacement value of the respective Property and assets of the Borrower and/or its Subsidiaries.

(u) REIT Status. Guarantor qualifies as a REIT under the Internal Revenue Code.

(v) Ownership of Property. Ownership of substan-tially all Property of the Consolidated Businesses is held by the Borrower and its Subsidiaries.


        ARTICLE VIII
        REPORTING COVENANTS

The Borrower covenants and agrees that so long as any Revolving Credit Commitments are outstanding and there-after until payment in full of all of the Obligations (other than indemnities pursuant to Section 15.3 not yet due), unless the Requisite Lenders shall otherwise give prior written consent thereto:


VIII.1. Borrower Accounting Practices. The Bor-rower shall maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and adminis-tered in accordance with sound business practices to permit preparation of consolidated and consolidating financial statements in conformity with GAAP, and each of the finan-cial statements and reports described below shall be prepared from such system and records and in form satisfactory to the Agent.

VIII.2.  Financial Reports. The Borrower shall
deliver or cause to be delivered to the Agent and the
Lenders:

(a)     Quarterly Reports.

(i) Borrower Quarterly Financial Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter in each Fiscal Year (other than the last fiscal quarter in each Fiscal Year), a consolidated balance sheet of the Borrower and the related consolidated statements of income and cash flow of the Borrower (to be prepared and delivered quarterly in con-junction with the other reports delivered hereunder at the end of each fiscal quarter) for each such fiscal quarter, in each case in form and substance satisfactory to the Agent and, in comparative form, the corresponding figures for the corresponding periods of the previous Fiscal Year, certified by an Authorized Financial Officer of General Partner as fairly presenting the consolidated financial position of the Borrower as of the dates indicated and the results of their operations and cash flow for the months indicated in accor-dance with GAAP, subject to normal quarterly adjustments.


(ii) Quarterly Compliance Certificates. Together with each delivery of any quarterly report pursuant to paragraph (a)(i) of this Section 8.2, the Borrower shall deliver Officer's Certificates of the Borrower (the "Quar-terly Compliance Certificates"), signed by the Borrower's respective Authorized Financial Officers representing and certifying (1) that the Authorized Financial Officer signa-tory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervi-sion, a review in reasonable detail of the transactions and consolidated financial condition of the Borrower and its Subsidiaries, during the fiscal quarter covered by such reports, that such review has not disclosed the existence during or at the end of such fiscal quarter, and that such officer does not have knowledge of the existence as of the date of such Officer's Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default or mandatory prepayment event, or, if any such condition or event existed or exists, and specifying the nature and period of existence thereof and what action the Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto; (2) the calcula-tions (with such specificity as the Agent may reasonably re-quest) for the period then ended which demonstrate compli-ance with the covenants and financial ratios set forth in Articles IX and X and, when applicable, that no Event of Default described in Section 11.1 exists, (3) a schedule of the Borrower's outstanding Indebtedness, including the amount, maturity, interest rate and amortization require-ments, as well as such other information regarding such Indebtedness as may be reasonably requested by the Agent,
(4) a schedule of Combined EBITDA, (5) calculations, in the form of Exhibit G attached hereto, evidencing compliance with each of the financial covenants set forth in Article X hereof, (6) a schedule of the estimated taxable income of the Borrower for such fiscal quarter and (7) a rent roll, tenant sales report and income statement (if such sales report and income statement are available to the Borrower) with respect to any Real Property owned in whole or in part by any of the Consolidated Businesses.

(b)     Annual Reports.


(i) Borrower Financial Statements. As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the Financial Statements of the Borrower and its Subsidiaries as at the end of such Fiscal Year, (ii) a report with respect thereto of Deloitte & Touche L.L.P. or other independent certified public ac-countants acceptable to the Agent, which report shall be unqualified and shall state that such financial statements fairly present the consolidated and consolidating financial position of each of the Borrowers and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which Deloitte & Touche L.L.P. or any such other independent certified public accountants, if appli-cable, shall concur and which shall have been disclosed in the notes to the financial statements), and (iii) in the event that the report referred to in clause (ii) above is qualified, a copy of the management letter or any similar report delivered to the Borrower or to any officer or em-ployee thereof by such independent certified public accoun-tants in connection with such financial statements (which letter or report shall be subject to the confidentiality limitations set forth herein and shall set forth such inde-pendent certified public accountants' knowledge of events which would give rise hereunder to mandatory prepayment, Events of Default and Potential Events of Default, if any).
 The Agent and each Lender (through the Agent) may, with the consent of the Borrower (which consent shall not be unrea-sonably withheld), communicate directly with such accoun-tants, with any such communication to occur together with a representative of the Borrower, at the expense of the Agent (or the Lender requesting such communication), upon reason-able notice and at reasonable times during normal business hours.


(ii) Annual Compliance Certificates. Together with each delivery of any annual report pursuant to clauses
(i) and (ii) of this Section 8.2(b), the Borrower shall deliver Officer's Certificates of the Borrower (the "Annual Compliance Certificates" and, collectively with the Quarter-ly Compliance Certificates, the "Compliance Certificates"), signed by the Borrower's respective Authorized Financial Officers, representing and certifying (1) that the officer signatory thereto has reviewed the terms of the Loan Docu-ments, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transac-tions and consolidated and consolidating financial condition of the Borrower and its Subsidiaries, during the accounting period covered by such reports, that such review has not disclosed the existence during or at the end of such ac-counting period, and that such officer does not have knowl-edge of the existence as at the date of such Officer's Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default or mandatory prepayment event, or, if any such condition or event existed or exists, and specifying the nature and period of existence thereof and what action the Borrower or any of its Subsid-iaries has taken, is taking and proposes to take with re-spect thereto; (2) the calculations (with such specificity as the Agent may reasonably request) for the period then ended which demonstrate compliance with the covenants and financial ratios set forth in Articles IX and X and, when applicable, that no Event of Default described in Section
11.1 exists, (3) a schedule of the Borrower's outstanding Indebtedness including the amount, maturity, interest rate and amortization requirements, as well as such other infor-mation regarding such Indebtedness as may be reasonably requested by the Agent, (4) a schedule of Combined EBITDA,
(5) calculations, in the form of Exhibit G attached hereto, evidencing compliance with each of the financial covenants set forth in Article X hereof, (6) a schedule of the esti-mated taxable income of the Borrower for such fiscal year,
(7) a schedule of all Capital Expenditures for such fiscal year together with a budget of planned Capital Expenditures for the fiscal year immediately following such fiscal year and (8) a rent roll, tenant sales report and income state-ment with respect to any Real Property owned in whole or in part by any of the Consolidated Businesses.

(iii)  Tenant Bankruptcy Reports.  As soon as
practicable, and in any event within ninety (90) days after the end of each Fiscal Year, the Borrower shall deliver a written report, in form reasonably satisfactory to the Agent, of all bankruptcy proceedings filed by or against any tenant of any of the Real Properties, the base rent payments of which tenant account for more than 4% of the Borrower's share of consolidated minimum rent in the Real Properties in the aggregate. The Borrower shall deliver to the Agent and the Lenders, immediately upon the Borrower's learning there-of, of any bankruptcy proceedings filed by or against, or the cessation of business or operations of, any tenant of any of the Real Properties, the base rent payments of which tenant account for more than 4% of the Borrower's share of consolidated minimum rent in the Real Properties in the aggregate.


VIII.3.  Events of Default.  Promptly upon the
Borrower obtaining knowledge (a) of any condition or event which constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender or the Agent has given any notice with respect to a claimed Event of Default or Potential Event of Default under this Agreement; (b) that any Person has given any notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 11.1(e); or (c) or of any condi-tion or event which has or is reasonably likely to have a Material Adverse Effect, the Borrower shall deliver to the Agent and the Lenders an Officer's Certificate specifying
(i) the nature and period of existence of any such claimed default, Event of Default, Potential Event of Default, condition or event, (ii) the notice given or action taken by such Person in connection therewith, and (iii) what action the Borrower has taken, is taking and proposes to take with respect thereto.

VIII.4.  Lawsuits.  (i)  Promptly upon the
Borrower's obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, govern-mental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries not previously disclosed pursuant to Section 7.1(i), which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Borrower's reasonable judgment, the Borrower or any of its Subsidiaries to liability in an amount aggregating $250,000 or more and is not covered by Borrower's insurance, the Borrower shall give written notice thereof to the Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender and the Agent and its counsel to evaluate such matters; (ii) as soon as practicable and in any event within thirty (30) days after the end of each fiscal quarter of the Borrower, the Borrower shall provide a written quarterly report to the Agent and the Lenders covering the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration (not previously reported) against or affect-ing the Borrower or any of its Subsidiaries or any Property of the Borrower or any of its Subsidiaries not previously disclosed by the Borrower to the Agent and the Lenders, and shall provide such other information at such time as may be reasonably available to enable each Lender and the Agent and its counsel to evaluate such matters; and (iii) in addition to the requirements set forth in clauses (i) and (ii) of this Section 8.4, the Borrower upon request of the Agent or the Requisite Lenders shall promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) or (ii) above and provide such other information as may be reasonably available to it to enable each Lender and the Agent and its counsel to evaluate such matters.


VIII.5. Insurance. As soon as practicable and in any event by January 1st of each calendar year, the Borrower shall deliver to the Agent and the Lenders (i) a report in form and substance reasonably satisfactory to the Agent and the Lenders outlining all insurance coverage maintained as of the date of such report by the Borrower and its Subsid-iaries and the duration of such coverage and (ii) evidence that all premiums with respect to such coverage have been paid when due.

VIII.6. ERISA Notices. The Borrower shall deliv-er or cause to be delivered to the Agent and the Lenders, at the Borrower's expense, the following information and notic-es as soon as reasonably possible, and in any event:

(a)     within fifteen (15) Business Days after
the Borrower or any ERISA Affiliate knows or has reason to know that a Termination Event has oc-curred, a written statement of the chief financial officer of the Borrower describing such Termina-tion Event and the action, if any, which the Bor-rower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

(b)     within fifteen (15) Business Days after
the Borrower knows or has reason to know that a prohibited transaction (defined in Sections 406 of ERISA and Section 4975 of the Internal Revenue
Code) has occurred, a statement of the chief fi-nancial officer of the Borrower describing such transaction and the action which the Borrower or any ERISA Affiliate has taken, is taking or pro-poses to take with respect thereto;

(c)     within fifteen (15) Business Days after
the filing of the same with the DOL, IRS or PBGC, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

(d)     within fifteen (15) Business Days after
receipt by the Borrower or any ERISA Affiliate of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;


(e)     within fifteen (15) Business Days after
the filing of the same with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by the Borrower or any ERISA Affiliate with re-spect to such request;

(f)     within fifteen (15) Business Days after
the occurrence any material increase in the bene-fits of any existing Benefit Plan or Multiemployer
Plan or the establishment of any new Benefit Plan or the commencement of contributions to any Bene-fit Plan or Multiemployer Plan to which the Bor-rower or any ERISA Affiliate to which the Borrower or any ERISA Affiliate was not previously contrib-uting, notification of such increase, establish-ment or commencement;

(g)     within fifteen (15) Business Days after
the Borrower or any ERISA Affiliate receives no-tice of the PBGC's intention to terminate a Bene-fit Plan or to have a trustee appointed to admin-ister a Benefit Plan, copies of each such notice;

(h)     within fifteen (15) Business Days after
the Borrower or any of its Subsidiaries receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, copies of each such letter;

(i)     within fifteen (15) Business Days after
the Borrower or any ERISA Affiliate receives no-tice from a Multiemployer Plan regarding the impo-sition of withdrawal liability, copies of each such notice;

(j)     within fifteen (15) Business Days after
the Borrower or any ERISA Affiliate fails to make a required installment or any other required pay-ment under Section 412 of the Internal Revenue
Code on or before the due date for such install-ment or payment, a notification of such failure;
and


(k)     within fifteen (15) Business Days after
the Borrower or any ERISA Affiliate knows or has reason to know (i) a Multiemployer Plan has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (iii) the PBGC has insti-tuted or will institute proceedings under Section
4042 of ERISA to terminate a Multiemployer Plan, notification of such termination, intention to terminate, or institution of proceedings.

For purposes of this Section 8.6, the Borrower and any ERISA
Affiliate shall be deemed to know all facts known by the "Administrator" of any Plan of which the Borrower or any ERISA Affiliate is the plan sponsor.

VIII.7.  Environmental Notices.  The Borrower
shall notify the Agent and the Lenders in writing, promptly upon any representative of the Borrower or other employee of the Borrower responsible for the environmental matters at any Property of the Borrower learning thereof, of any of the following (together with any material documents and corre-spondence received or sent in connection therewith):

(a)     notice or claim to the effect that the
Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant into the environment, if such liability would result in a Material Adverse Effect;

(b)     notice that the Borrower or any of its
Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any
Remedial Action is needed to respond to the Re-lease or threatened Release of any Contaminant into the environment;

(c) notice that any Property of the Borrower or any of its Subsidiaries is subject to an Envi-ronmental Lien if the claim to which such Environ-mental Lien relates would result in a Material
Adverse Effect;

(d)     notice of violation by the Borrower or
any of its Subsidiaries of any Environmental, Health or Safety Requirement of Law;


(e) any condition which might reasonably re-sult in a violation by the Borrower or any Sub-sidiary of the Borrower of any Environmental, Health or Safety Requirement of Law, which viola-tion would result in a Material Adverse Effect;

(f)     commencement or threat of any judicial
or administrative proceeding alleging a violation by the Borrower or any of its Subsidiaries of any Environmental, Health or Safety Requirement of
Law, which would result in a Material Adverse
Effect;

(g)     new or proposed changes to any existing
Environmental, Health or Safety Requirement of Law that could result in a Material Adverse Effect; or

(h)     any proposed acquisition of stock, as-
sets, real estate, or leasing of Property, or any other action by the Borrower or any of its Subsid-iaries that could subject the Borrower or any of its Subsidiaries to environmental, health or safe-ty Liabilities and Costs which could result in a Material Adverse Effect.

VIII.8. Labor Matters. The Borrower shall notify the Agent and the Lenders in writing, promptly upon the Borrower's learning thereof, of any labor dispute to which the Borrower or any of its Subsidiaries may become a party (including, without limitation, any strikes, lockouts or other disputes relating to any Property of such Persons' and other facilities) which could result in a Material Adverse Effect.

VIII.9.  Notices of Asset Sales and/or Acquisi-
tions. The Borrower shall deliver to the Agent and the Lenders written notice of each of the following upon the occurrence thereof: (a) a sale, transfer or other dispo-sition of assets, in a single transaction or series of related transactions, for consideration in excess of $50,000,000, (b) an acquisition of assets, in a single transaction or series of related transactions, for consider-ation in excess of $50,000,000, and (c) the grant of a Lien with respect to assets, in a single transaction or series of related transactions, in connection with Indebtedness aggre-gating an amount in excess of $50,000,000.


VIII.10.  Tenant Notifications.  The Borrower
shall promptly notify the Agent upon obtaining knowledge of the bankruptcy or cessation of operations of any tenant to which greater than 4% of the Borrower's share of consolidated minimum rent is attributable.

VIII.11.  Other Reports.  The Borrower shall
deliver or cause to be delivered to the Agent and the other Lenders copies of all financial statements, reports, notices and other materials, if any, sent or made available generally by the Borrower to its respective Securities holders or filed with the Commission, all press releases made available generally by the Borrower or any of its Sub-sidiaries to the public concerning material developments in the business of the Borrower or any such Subsidiary and all notifications received by the Borrower or its Subsidiaries pursuant to the Securities Exchange Act and the rules pro-mulgated thereunder.

VIII.12.  Other Information.  Promptly upon re-
ceiving a request therefor from the Agent or any Co-Agent, the Borrower shall prepare and deliver to the Agent and the other Lenders such other information with respect to either the Borrower or any of its Subsidiaries, including, without limitation, information and documentation evidencing the compliance by the Borrower with the covenants set forth in
Article IX and Article X hereof, as from time to time may be reasonably requested by the Agent.


        ARTICLE IX
        AFFIRMATIVE COVENANTS

Borrower covenants and agrees that so long as any Revolving Credit Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities pursuant to Section 15.3 not yet due), unless the Requisite Lenders shall otherwise give prior written consent:

IX.1. Existence, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, at all times main-tain its corporate existence or existence as a limited partnership, limited liability company, corporation, busi-ness trust or joint venture, as applicable, and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, except where the loss or termination of such rights and franchises is not likely to have a Material Adverse Effect.


IX.2. Powers; Conduct of Business. The Borrower shall remain qualified, and shall cause each of its Subsid-iaries to qualify and remain qualified, to do business and maintain its good standing in each jurisdiction in which the nature of its business and the ownership of its Property requires it to be so qualified and in good standing.

IX.3. Compliance with Laws, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, Property, assets or operations of such Person, and (b) obtain and maintain as needed all Permits necessary for its operations
(including, without limitation, the operation of the Real
Properties) and maintain such Permits in good standing, except where noncompliance with either clause (a) or (b) above is not reasonably likely to have a Material Adverse
Effect; provided, however, that the Borrower shall, and shall cause each of its Subsidiaries to, comply with all Environmental, Health or Safety Requirements of Law affect-ing such Person or the business, Property, assets or opera-tions of such Person.

IX.4. Payment of Taxes and Claims. (a) The Bor-rower shall pay, and cause each of its Subsidiaries to pay,
(i) all taxes, assessments and other governmental charges imposed upon it or on any of its Property or assets or in respect of any of its franchises, licenses, receipts, sales, use, payroll, employment, business, income or Property before any penalty or interest accrues thereon, and (ii) all Claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 10.3 or a Customary Permitted Lien for property taxes and assessments not yet due upon any of the Borrower's or any of the Borrower's Subsidiaries' Property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments, fees and governmental charges referred to in clause (i) above or Claims referred to in clause (ii) above need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.


IX.5. Insurance. The Borrower shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect the insur-ance policies and programs listed on Schedule 7.1-T or sub-stantially similar policies and programs or other policies and programs as are reasonably acceptable to the Agent. All such policies and programs shall be maintained with insurers reasonably acceptable to the Agent.

IX.6. Inspection of Property; Books and Records; Discussions. The Borrower shall permit, and cause each of its Subsidiaries to permit, any authorized representative(s) designated by either the Agent, Co-Agent or other Lender to visit and inspect any of the Real Properties, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all with a representative of the Borrower present, upon reason-able notice and at such reasonable times during normal business hours, as often as may be reasonably requested. Each such visitation and inspection shall be at such visi-tor's expense. The Borrower shall keep and maintain, and cause its Subsidiaries to keep and maintain, in all material respects on its proper books of record and account in which entries in conformity with GAAP shall be made of all deal-ings and transactions in relation to their respective busi-nesses and activities.

IX.7. ERISA Compliance. The Borrower shall, and shall cause each of its Subsidiaries and ERISA Affiliates to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, all other applicable laws, and the regulations and interpretations thereunder and the respec-tive requirements of the governing documents for such Plans.


IX.8.  Maintenance of Property.  The Borrower
shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in all material respects all of their respective owned and leased Property in good, safe and insurable condition and repair and in a businesslike manner, and not permit, commit or suffer any waste or abandonment of any such Property and from time to time shall make or cause to be made all material repairs, renewal and replacements thereof, including, without limitation, any capital improve-ments which may be required to maintain the same in a busi-nesslike manner; provided, however, that such Property may be altered or renovated in the ordinary course of business of the Borrower or such applicable Subsidiary. Without any limitation on the foregoing, the Borrower shall maintain the Real Property in a manner such that each Real Property can be used in the manner and substantially for the purposes such Real Property is used on the Closing Date, including, without limitation, maintaining all utilities, access rights, zoning and necessary Permits for such Real Property.

IX.9. Company Status. General Partner shall at all times (1) remain a publicly traded company listed on the New York Stock Exchange or other national stock exchange;
(2) maintain its status as a REIT under the Internal Revenue Code, and (3) retain direct or indirect management and con-trol of the Borrower.

IX.10.  Ownership of Property. The ownership of
substantially all Property of the Consolidated Businesses shall be held by the Borrower and its Subsidiaries.

IX.11.  Consolidation of Certain Nonrecourse Debt.
 The Borrower shall, prior to the last day of the six (6) month period commencing on the Closing Date, effect Borrow-ings pursuant hereto the proceeds of which the Borrower covenants and agrees to apply to the repayment of the $30,000,000 nonrecourse credit facility between Pacific Mutual Life Insurance Company and USRP (Midon) LLC. The Borrower shall, prior to the date which is 45 days after the Closing Date, record or cause to be recorded (and shall deliver proof thereof to the Agent) satisfactions of mort-gages with respect to the mortgages securing the approxi-mately $110,000,000 loan from Comerica Bank to the Borrower, which loan will be repaid with the proceeds of the Loans as of the Closing Date.

9.12.  Gas Station Subsidiaries.  The Borrower
shall not, and shall not permit any Affiliate to, invest in any gas station Property except through a Gas Station Sub-sidiary. In addition, the Borrower shall not permit any Gas Station Subsidiary to purchase any Property which includes a gas station unless the following conditions shall have been satisfied:

(a) the Gas Station Subsidiary shall not hold title to any storage tanks, and the owners thereof shall comply with all applicable requirements of federal and state laws and regulations, whether or not such tanks may have been installed prior to 1988, including with respect to financial assurances requirements;

(b) the owner of any such tank shall insure (i) that the tanks and related lines shall be corrosion resis-tant or protected from corrosion, (ii) that the tanks have overfill/overspill protection, (iii) that the tanks have continuous leak protection, (iv) that inventory controls are in place, and (v) that the tanks comply with all current federal and state laws;

(c) the owner of any such tank must demonstrate to the Agent's satisfaction that either (i) it has adequate assets to satisfy all federal and state requirements with respect to self-insurance, or (ii) it has purchased an environmental liability insurance policy with respect to the applicable tanks in an amount of not less than $1,000,000 per property;

(d) a Phase I environmental report shall have been obtained, which report shall not indicate that there shall have been a spill at the Property, or, if a spill shall have occurred, such report shall include a letter from the applicable governmental agency indicating that all required clean-up has been completed or if such clean-up has not been completed, that a Person with financial capability reasonably acceptable to the Agent, has acknowledged respon-sibility and that the applicable governmental agencies have accepted a clean-up plan; and

(e) the Gas Station Subsidiary shall have entered into a lease with respect to the applicable Property with an operator, the environmental provisions of which lease shall be in substantially the form attached hereto as EXHIBIT H and made a part hereof.


        ARTICLE X
        NEGATIVE COVENANTS


Borrower covenants and agrees that it shall comply with the following covenants so long as any Revolving Credit Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities pursuant to Section 15.3 not yet due), unless the Requisite Lenders shall otherwise give prior written consent:

X.1. Indebtedness. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except
(a) Indebtedness pursuant to the Term Note Agreement, (b) the Indebtedness described in Section 9.11, (c) Indebtedness represented by leases on the Borrower's or any Subsidiary's Real Property, (d) Indebtedness representing the deferred purchase price of any Real Property, and (e) Nonrecourse Debt with respect to Nonrecourse Debt Properties. In addi-tion, at such time as the Indebtedness with respect to the Term Note Agreement either shall be repaid in full or the Liens of the mortgages granted in connection therewith shall have been released, the Borrower may incur additional Unse-cured Indebtedness, provided that the incurrence of the same shall not cause the Borrower to be in violation of any of the other provisions of this Article X.

X.2. Sales of Assets. Neither the Borrower nor any of its Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any Property, whether now owned or hereafter acquired, or any income or profits there-from, or enter into any agreement to do so which would result in a Material Adverse Effect.

X.3. Liens. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any Property, or (to the extent the same constitutes a pledge or other encumbrance of equity interests in the Borrower or the Consolidated Businesses) on or with respect to any Securi-ties of the Borrower, except:

(a)     Liens with respect to Capital Leases of
Equipment entered into in the ordinary course of business of the Borrower pursuant to which the aggregate Indebtedness under such Capital Leases does not exceed $250,000 for any Real Property;

(b)     Customary Permitted Liens;

(c)     Liens securing Indebtedness permitted pursuant to Section 10.1 hereof;

(d) Liens which are released within 45 days after the Closing Date as provided in Section 9.11 hereof; and

(e) Pledges allowed pursuant to the definition of "Nonrecourse Debt".

X.4. Investments. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly make or own any Investment except:

(a)     Investments in Cash Equivalents;

(b) Subject to the limitations of clause (e) below, Investments in the Borrower's Subsidiaries and the Borrower's Affiliates;

(c)     Investments in the form of advances to
employees in the ordinary course of business;
provided that the aggregate principal amount of all such loans at any time outstanding shall not exceed $250,000;

(d)     Investments received in connection with
the bankruptcy or reorganization of suppliers and lessees and in settlement of delinquent obliga-tions of, and other disputes with, lessees and suppliers arising in the ordinary course of busi-ness;

(e)     Investments (i) in any individual Real
Property which do not exceed three percent (3%) of the Capitalization Value after giving effect to such Investments of the Borrower or (ii) in a single Person owning a Property, or a portfolio of Properties, which do not exceed ten (10%) of the Capitalization Value after giving effect to such Investments of the Borrower, it being understood that no Investment in any individual Person will be permitted if the Borrower's allocable share of the Investment of such Person in any individual
Property would exceed the limitation described in clause (i) hereinabove;

(f)     Loans secured by mortgages on real property;


(g) Investments in loans to tenants with respect to tenant improvements at any Real Property of the
Borrower or any Subsidiary;

(h) Investments in common stock and other securities traded on a national securities exchange in an aggregate amount not to exceed $10,000,000, as well as in limited partner interests in partnerships that are not publicly traded, in an aggregate amount not to exceed $10,000,000, unless, in either case, Borrower has voting control of the applicable Person, in which event the aggregate amount shall be $35,000,000;

(i)     Investments in the securities of the Mortgage
        Subsidiary and securitized trust of which a Subsidiary of the Borrower is the originator; and

(j)  Investments in the securities of the Gas
Station Subsidiary.

X.5. Conduct of Business. Neither the Borrower nor any of its Subsidiaries shall engage in any business, enterprise or activity other than (a) the businesses of acquiring, developing, re-developing and managing predom-inantly restaurant and convenience store Real Properties and portfolios of like Real Properties, and (b) any business or activities which are substantially similar, related or incidental thereto, including making mortgage loans secured by such Real Properties but only to the extent that the same is otherwise permitted hereunder.


X.6.  Transactions with Partners and Affiliates.
Neither the Borrower nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of more than five percent (5%) of any class of equity Securities of the Bor-rower, or with any Affiliate of the Borrower which is not its Subsidiary, on terms that are determined by the Board of Directors of General Partner to be less favorable to the Borrower or any of its Subsidiaries, as applicable, than those that might be obtained in an arm's length transaction at the time from Persons who are not such a holder or Affil-iate. Nothing contained in this Section 10.6 shall prohibit
(a) increases in compensation and benefits for officers and employees of the Borrower or any of its Subsidiaries which are customary in the industry or consistent with the past business practice of the Borrower or such Subsidiary; pro-vided, that no Event of Default or Potential Event of De-fault has occurred and is continuing; (b) payment of custom-ary partners' indemnities; or (c) performance of any obliga-tions arising under the Loan Documents.

X.7. Restriction on Fundamental Changes. Neither the Borrower nor any of its Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dis-solve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one trans-action or series of transactions, all or substantially all of the Borrower's or any such Subsidiary's business or Property, whether now or hereafter acquired, except in connection with issuance, transfer, conversion or repurchase of limited partnership interests in Borrower. Notwithstand-ing the foregoing, the Borrower shall be permitted to merge with another Person so long as the Borrower is the surviving Person following such merger. In addition, any Subsidiary of the Borrower may merge with another Subsidiary of the Borrower.

X.8. Margin Regulations; Securities Laws. Nei-ther the Borrower nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock, except as provided in Section 10.4 hereof.

X.9. ERISA. The Borrower shall not and shall not permit any of its Subsidiaries or ERISA Affiliates to:

(a) engage in any prohibited transaction de-scribed in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

(b)     permit to exist any accumulated funding
deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), with re-spect to any Benefit Plan, whether or not waived;

(c)     fail to pay timely required contribu-
tions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(d)     terminate any Benefit Plan which would
result in any liability of Borrower or any ERISA
Affiliate under Title IV of ERISA;

(e) fail to make any contribution or payment to any Multiemployer Plan which Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

(f)     fail to pay any required installment or
any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment; or

(g) amend a Benefit Plan resulting in an in-crease in current liability for the plan year such that the Borrower or any ERISA Affiliate is re-quired to provide security to such Plan under
Section 401(a)(29) of the Internal Revenue Code.

X.10. Organizational Documents. Neither Borrower nor any of their respective Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective Organizational Documents as in effect on the Closing Date, except amendments to effect (a) a change of name of the Borrower or any such Subsidiary; provided, that the Borrower shall have provided the Agent with sixty
(60) days' prior written notice of any such name change, or
(b) changes that would not affect such Organizational Docu-ments in any material manner not otherwise permitted under this Agreement.

X.11. Fiscal Year. Unless required by applicable law, neither the Borrower nor any of its Consolidated Sub-sidiaries shall change its Fiscal Year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

X.12.  Other Financial Covenants.


(a) Minimum Combined Equity Value. At no time during the period commencing on the Closing Date and ending on May 31, 1998, shall the Combined Equity Value be less than $150,000,000; at no time during the period commencing on June 1, 1998 and ending on December 31, 1998, shall the Combined Equity Value be less than $175,000,000; at no time during the period commencing on January 1, 1999 and ending on the Revolving Credit Termination Date, shall the Combined Equity Value be less than $200,000,000.

(b) Maximum Total Adjusted Outstanding Indebted-ness. Total Adjusted Outstanding Indebtedness shall not exceed 60% of Capitalization Value.

(c) Maximum Secured Indebtedness. Secured In-debtedness shall not exceed 15% of Capitalization Value.

(d) Consolidated Interest Coverage Ratio. As of the last day of each fiscal quarter for the fiscal quarter then ended, the ratio of (i) Combined EBITDA to (ii) Com-bined Interest Expense, shall not be less than 2.25 to 1.00.

(e) Consolidated Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter for the fiscal quar-ter then ended, the ratio of (i) Combined EBITDA (which, for purposes of this clause (e) shall be deemed to add back payments of base rent (but not percentage rent, additional rent or other sums which may be due) under any ground lease or Capital Lease of the Borrower or any of its Consolidated Businesses for such period that has been included in the calculation of Fixed Charges Expense) to (ii) Fixed Charges Expense, shall not be less than 1.75 to 1.00.

(f) Minimum Debt Yield. As of the last day of each fiscal quarter for the fiscal quarter then ended, annualized, the ratio (expressed as a percentage) of (i)
Combined EBITDA to (ii) Total Adjusted Outstanding Indebted-ness shall not be less than 16.00%.

(g) Unencumbered Interest Coverage Ratio. As of the last day of each fiscal quarter for the fiscal quarter then ended, the ratio of (i) Unencumbered Combined EBITDA to
(ii) Unsecured Interest Expense, shall not be less than 1.75 to 1.00.

(h) Minimum Unsecured Debt Yield. As of the last day of each fiscal quarter for the fiscal quarter then ended, annualized, the ratio of (i) Unencumbered Combined
EBITDA for such period to (ii) Total Unsecured Outstanding
Indebtedness during such period shall not be less than 16.00%.


(i) Maximum Construction Asset Cost. Construc-tion Asset Cost shall at no time exceed 5% of Capitalization
Value.

X.13.  Pro Forma AdjustmentsX.13.  Pro Forma
Adjustments.  (a)       In connection with an acquisition of a
Property, or a portfolio of Properties, by any of the Con-solidated Businesses or any Minority Holding (other than a Limited Minority Holding) (whether such acquisition is direct or through the acquisition of a Person which owns such Property), the financial covenants contained in this Agreement, as well as the definition of "Leverage Ratio", shall be calculated on a pro forma basis (with respect to the pro rata share of the Borrower in the case of an acqui-sition by a Minority Holding) to be agreed upon as to each such acquisition by the Agent and the Borrower, which pro forma calculation shall be effective until the last day of the fourth fiscal quarter following such acquisition (or such earlier test period, as applicable), at which time actual performance shall be utilized for such calculations.
In addition, until such time as any such Property or portfo-lio of Properties shall have been owned by the Borrower or any Consolidated Business or Minority Holding (other than a Limited Minority Holding) for one fiscal quarter, the Capitalization Value with respect thereto shall be deemed to be equal to either the acquisition cost thereof if such Property shall be fully leased, or if such Property shall not be fully leased, $0. Whether or not any such Property shall be fully leased, the entire amount of Indebtedness incurred in connection therewith shall be included in the definition of "Indebtedness" for purposes of this Article X.

(b) In addition, notwithstanding anything con-tained herein to the contrary, the financial covenants con-tained in this Agreement, as well as the definition of "Leverage Ratio", shall be calculated without reference to, or inclusion of, any assets or liabilities of any Mortgage
Subsidiary.


        ARTICLE XI
        EVENTS OF DEFAULT; RIGHTS AND REMEDIES

XI.1. Events of Default. Each of the following occurrences shall constitute an Event of Default under this
Agreement:


(a)     Failure to Make Payments When Due.  The
Borrower shall fail (i) to pay, when due, any principal pay-ment of the Obligations or (ii) to pay, within three (3)
Business Days of the due date thereof without notice, any interest payment on the Obligations.

(b) Breach of Certain Covenants. The Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on such Person under Sections 9.1, 9.3, 9.4, 9.5, 9.6, 9.11 or Article X.

(c) Breach of Representation or Warranty. Any representation or warranty made by the Borrower to the Agent or any other Lender herein or by the Borrower or any of its Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made.

(d) Other Defaults. Except as set forth in the next sentence, the Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as identified in paragraphs (a), (b) or (c) of this Section 11.1), or any default or event of default shall occur under any of the other Loan Documents, and such de-fault or event of default shall continue for twenty (20) days after receipt of written notice from the Agent thereof.

(e) Acceleration of Other Indebtedness. Any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any recourse Indebtedness (other than the Obligations) of the Borrower or its Subsidiaries aggregating $10,000,000 or more, and the effect thereof is to cause an acceleration, mandatory redemption or other re-quired repurchase of such Indebtedness, or permit the hold-er(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repur-chase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or other-wise repurchased by the Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.


(f) Involuntary Bankruptcy; Appointment of Re-ceiver, Etc.

(i)  An involuntary case shall be commenced
against the Borrower, or any of its Subsidiaries to which more than $50,000,000 of the Capitalization Value, in the aggregate, is attributable, and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of their re-spective Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law; or the board of directors of General Partner or Limited Partners of the Borrower or the board of directors or partners of any of the Borrower's Subsidiaries (or any committee thereof) adopts any resolution or otherwise autho-rizes any action to approve any of the foregoing.

(ii) A decree or order of a court having juris-diction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other offi-cer having similar powers over the Borrower, or any of its Subsidiaries to which more than $50,000,000 of the Capital-ization Value, in the aggregate, is attributable, or over all or a substantial part of the Property of any of the Bor-rower or any of such Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of any of the Borrower or any of such Subsidiaries or of all or a substan-tial part of the Property of any of the Borrower or any of such Subsidiaries shall be appointed or a warrant of attach-ment, execution or similar process against any substantial part of the Property of any of the Borrower or any of such Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance; or the respective board of directors of any of the Borrower or Limited Part-ners of the Borrower or the board of directors or partners of any of Borrower's Subsidiaries (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.


(g) Voluntary Bankruptcy; Appointment of Receiv-er, Etc. Any of the Borrower, or any of its Subsidiaries to which more than $50,000,000 of the Capitalization Value, in the aggregate, is attributable, shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appoint-ment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its Property; or any of the Borrower or any of such Subsidiaries shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due.

                (h)     Judgments and Unpermitted Liens.

(i)  Any money judgment (other than a money
judgment covered by insurance as to which the insurance company has acknowledged coverage), writ or warrant of attachment, or similar process against the Borrower or any of its Subsidiaries or any of its respective assets involv-ing in any case an amount in excess of $10,000,000 (other than with respect to Claims arising out of non-recourse Indebtedness) is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; provided, however, if any such judgment, writ or warrant of attachment or similar process is in excess of $20,000,000 (other than with respect to Claims arising out of non-recourse Indebtedness), the entry thereof shall immediately constitute an Event of Default hereunder.

(ii)  A federal, state, local or foreign tax
Lien is filed against the Borrower which is not discharged of record, bonded over or otherwise secured to the satisfac-tion of the Agent within thirty (30) days after the filing thereof or the date upon which the Agent receives actual knowledge of the filing thereof for an amount which, either separately or when aggregated with the amount of any judg-ments described in clause (i) above and/or the amount of the Environmental Lien Claims described in clause (iii) below, equals or exceeds $10,000,000.


(iii)  An Environmental Lien is filed against
any Real Property with respect to Claims in an amount which, either separately or when aggregated with the amount of any judgments described in clause (i) above and/or the amount of the tax Liens described in clause (ii) above, equals or exceeds $10,000,000.

(i) Dissolution. Any order, judgment or decree shall be entered against the Borrower decreeing its involun-tary dissolution or split up; or the Borrower shall other-wise dissolve or cease to exist except as specifically permitted by this Agreement.

(j) Loan Documents. At any time, for any reason, any Loan Document ceases to be in full force and effect or the Borrower seeks to repudiate its obligations thereunder.

(k) ERISA Termination Event. Any ERISA Termi-nation Event occurs which the Agent believes could subject either the Borrower or any ERISA Affiliate to liability in excess of $100,000.

(l) Waiver Application. The plan administrator of any Benefit Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and the Agent believes that the substantial business hardship upon which the appli-cation for the waiver is based could subject either the Borrower or any ERISA Affiliate to liability in excess of $100,000.

(m) Material Adverse Effect. An event shall occur which has a Material Adverse Effect.


(n)     Certain Defaults Pertaining to the General
Partner. The General Partner shall fail to (i) continue as a general partner of the Borrower, (ii) comply with all Re-quirements of Law applicable to it and its businesses and Properties, in each case where the failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect, or (iii) file all tax returns and reports required to be filed by it with any Governmental Authority as and when required to be filed or to pay any taxes, assessments, fees or other governmental charges upon it or its Property, assets, receipts, sales, use, payroll, employment, licenses, income, or franchises which are shown in such returns, reports or similar state-ments to be due and payable as and when due and payable, except for taxes, assessments, fees and other governmental charges (A) that are being contested by General Partner in good faith by an appropriate proceeding diligently pursued,
(B) for which adequate reserves have been made on its books and records, and (C) the amounts the non-payment of which would not, individually or in the aggregate, result in a Material Adverse Effect.

(o) Certain Defaults Pertaining to the Guaran-tor. The Guarantor shall fail to (i) maintain its status as a REIT for federal income tax purposes, or (ii) remain listed on the New York Stock Exchange or other national stock exchange.

(p)     Merger or Liquidation of the Borrower.
General Partner or the Borrower shall merge or liquidate with or into any other Person and, as a result thereof and after giving effect thereto, (i) the Borrower is not the surviving Person or (ii) such merger or liquidation would effect an acquisition of or Investment in any Person not otherwise permitted under the terms of this Agreement.

(q) Acceleration of Other Indebtedness. Any breach, default or event of default shall occur, or any other condition shall exist under the Term Note Agreement or any agreement or document executed in connection therewith, and the effect thereof is to cause an acceleration, mandato-ry redemption or other required repurchase of the Indebted-ness evidenced thereby, or permit the holder(s) of such In-debtedness to accelerate the maturity of any such Indebt-edness or require a redemption or other repurchase of such Indebtedness; or such Indebtedness shall be otherwise de-clared to be due and payable (by acceleration, maturity or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the borrower thereunder.

An Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with Section 15.7.

XI.2.  Rights and Remedies.


(a)     Acceleration and Termination.  Upon the
occurrence of any Event of Default described in Sections 11.1(f) or 11.1(g), the Revolving Credit Commitments shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (in-cluding, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accel-erate and of acceleration), all of which are hereby express-ly waived by the Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Agent shall at the request, or may with the consent, of the Requisite Lenders, by written notice to the Borrower, (i) declare that the Revolving Credit Commitments are terminat-ed, whereupon the Revolving Credit Commitments and the obligation of each Lender to make any Loan hereunder shall immediately terminate, and/or (ii) declare the unpaid prin-cipal amount of and any and all accrued and unpaid interest on the Obligations to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, with-out limitation, valuation and appraisement, diligence, pre-sentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower.

(b) Rescission. If at any time after termination of the Revolving Credit Commitments and/or acceleration of the maturity of the Loans, the Borrower shall pay all ar-rears of interest and all payments on account of principal of the Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates speci-fied in this Agreement) and all Events of Default and Poten-tial Events of Default (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 15.7, then upon the written consent of the Requisite Lenders and written notice to the Borrower, the termination of the Revolving Credit Commitments and/or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit the Bor-rower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.


(c) Enforcement. The Borrower acknowledges that in the event the Borrower or any of its Subsidiaries fails to perform, observe or discharge any of their respective obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Agent and the other Lenders; therefore, the Borrower agrees that the Agent and the other Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damag-es.

11.3.  Actions in Respect of Letters of Credit.

(a) If, at any time and from time to time, a Letter of Credit shall have been issued hereunder and an Event of Default shall have occurred and be continuing, then, upon the occurrence and during the continuation there-of, the Agent may, whether in addition to the taking by the Agent of any of the actions described in this Article or otherwise, make a demand upon the Borrower to, and forthwith upon such demand (but in any event within ten (10) days after such demand) the Borrower shall, pay to the Agent, on behalf of the Lenders, in same day funds at the Agent's office designated in such demand, for deposit in a special cash collateral account (the "Letter of Credit Collateral Account") to be maintained in the name of the Agent (on behalf of the Lenders) and under its sole dominion and control at such place as shall be designated by the Agent, an amount equal to the amount of the Letter of Credit Usage under any Letter of Credit. Interest shall accrue on the Letter of Credit Collateral Account at a rate equal to the rate on overnight funds.

(b) The Borrower hereby pledges, assigns and grants to the Agent, as administrative agent for its benefit and the ratable benefit of the Lenders a lien on and a security interest in, the following collateral (the "Letter of Credit Collateral"):

(i) the Letter of Credit Collateral Account, all cash deposited therein and all certificates and instru-ments, if any, from time to time representing or evidencing the Letter of Credit Collateral Account;

(ii) all notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by the Agent for or on behalf of the Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral;


(iii) all interest, dividends, cash, instru-ments and other property from time to time received, receiv-able or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collat-eral; and

(iv) to the extent not covered by the above clauses, all proceeds of any or all of the foregoing Letter of Credit Collateral.

The lien and security interest granted hereby secures the payment of all obligations of the Borrower now or hereafter existing hereunder and under any other Loan Document.

(c) The Borrower hereby authorizes the Agent for the ratable benefit of the Lenders to apply, from time to time after funds are deposited in the Letter of Credit Collateral Account, funds then held in the Letter of Credit Collateral Account to the payment of any amounts, in such order as the Agent may elect, as shall have become due and payable by the Borrower to the Lenders in respect of the Letters of Credit.

(d) Neither the Borrower nor any Person claiming or acting on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account, except as provided in Section
11.3(h) hereof.

(e) The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, secu-rity interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 11.3.

(f) If any Event of Default shall have occurred and be continuing:


(i) The Agent may, in its sole discretion, without notice to the Borrower except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of first, (x) amounts previously drawn on any Letter of Credit that have not been reimbursed by the Borrower and (y) any Letter of Credit Usage described in clause (ii) of the definition thereof that are then due and payable and second, any other unpaid Obligations then due and payable against the Letter of Credit Collateral Account or any part thereof, in such order as the Lead Agent shall elect. The rights of the Agent under this Section 11.3 are in addition to any rights and remedies which any Lender may have.

(ii) The Agent may also exercise, in its sole discretion, in respect of the Letter of Credit Collateral
Account, in addition to the other rights and remedies pro-vided herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uni-form Commercial Code in effect in the State of New York at that time.

(g) The Agent shall be deemed to have exercised rea-sonable care in the custody and preservation of the Letter of Credit Collateral if the Letter of Credit Collateral is accorded treatment substantially equal to that which the Agent accords its own property, it being understood that, assuming such treatment, the Agent shall not have any re-sponsibility or liability with respect thereto.

(h) At such time as all Events of Default have been cured or waived in writing, all amounts remaining in the Letter of Credit Collateral Account shall be promptly re-turned to the Borrower. Absent such cure or written waiver, any surplus of the funds held in the Letter of Credit Col-lateral Account and remaining after payment in full of all of the Obligations of the Borrower hereunder and under any other Loan Document after the Maturity Date shall be paid to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.


        ARTICLE XII
        THE AGENTS

XII.1.  Appointment.  (a)  Each Lender hereby
designates and appoints UBS as the Agent of such Lender under this Agreement, and each Lender hereby irrevocably authorizes Agent to take such actions on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such on the express conditions contained in this Article XII.


(b) The provisions of this Article XII are solely for the benefit of the Agent and the other Lenders, and nei-ther the Borrower nor any Subsidiary of the Borrower shall have any rights to rely on or enforce any of the provisions hereof (other than as expressly set forth in Section 12.7).
 In performing its respective functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and do not assume and shall not be deemed to have assumed any obligation or relationship of agency, trustee or fiduciary with or for the Borrower or any Subsidiary of the Borrower. The Agent may perform any of its duties here-under, or under the Loan Documents, by or through agents or employees.

XII.2.  Nature of Duties.  The Agent shall not
have any duties or responsibilities except those expressly set forth in this Agreement or in the Loan Documents. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Holder.
 Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. The Agent hereby agrees that its duties shall include providing copies of documents re-ceived by the Agent from the Borrower which are reasonably requested by any Lender and promptly notifying each Lender upon its obtaining actual knowledge of the occurrence of any Event of Default hereunder.


XII.3. Right to Request Instructions. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of any of the Loan Documents the Agent is permitted or required to take or to grant, and such Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from those Lenders from whom Agent is required to obtain such instructions for the perti-nent matter in accordance with the Loan Documents. Without limiting the generality of the foregoing, the Agent shall take any action, or refrain from taking any action, which is permitted by the terms of the Loan Documents upon receipt of instructions from those Lenders from whom the Agent required to obtain such instructions for the pertinent matter in accordance with the Loan Documents; provided, that no Holder shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under the Loan Documents in accordance with the instructions of the Requisite Lenders or, where required by the express terms of this Agreement, a greater proportion of the Lend-ers.

XII.4. Reliance. The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereun-der, upon advice of legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it.

XII.5. Indemnification. To the extent that the Agent is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damag-es, penalties, actions, judgments, suits, and reasonable costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents, in proportion to each Lender's Pro Rata Share. The Agent each agrees to refund to the Lenders any of the foregoing amounts paid to it by the Lenders which amounts are subsequently recovered by the Agent from the Borrower or any other Person on behalf of the Borrower. The obligations of the Lenders under this Section 12.5 shall survive the payment in full of the Loans and all other Obli-gations and the termination of this Agreement.


XII.6.  Agents Individually.  With respect to its
Pro Rata Share of the Revolving Credit Commitments here-under, and the Loans made by it, if any, the Agent shall have and may exercise the same rights and powers hereunder and are subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.
The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include UBS in its individual capacity as a Lender or as one of the Requisite Lenders. UBS and each of its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any of its Subsidiaries as if UBS were not acting as the Agent pursuant hereto.

XII.7.  Successor Agents.

(a)     Resignation and Removal.  Any Agent may
resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Busi-ness Days' prior written notice to the Borrower and the other Lenders, unless applicable law requires a shorter notice period or that there be no notice period, in which instance such applicable law shall control. Any Agent may be removed at the direction of the Requisite Lenders, in the event such Agent fails to perform its duties hereunder in any material respect. Such resignation or removal shall take effect upon the acceptance by a successor Agent of ap-pointment pursuant to this Section 12.7.

(b) Appointment by Requisite Lenders. Upon any such resignation or removal becoming effective, (i) if a Co-Agent shall then be acting with respect to this Agreement, such Co-Agent shall become the Agent or (ii) if no Co-Agent shall then be acting with respect to this Agreement, the Lenders shall have the right to appoint a successor Agent selected from among the Lenders.

(c) Appointment by Retiring Agent. If a suc-cessor Agent shall not have been appointed within the thirty
(30) Business Day or shorter period provided in paragraph
(a) of this Section 12.7, the retiring Agent shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Lenders appoint a successor Agent as provided above.


(d)     Rights of the Successor and Retiring Agents.
 Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retir-ing Agent shall be discharged from its duties and obliga-tions under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this
Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

XII.8.  Relations Among the LendersXII.  Each
Lender agrees that it will not take any legal action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder with respect to any of the Obligations, without the prior written consent of the Lenders. Without limiting the generality of the foregoing, no Lender may accelerate or otherwise enforce its portion of the Obligations, or unilaterally terminate its Revolving Credit Commitment except in accordance with Section 11.2(a).


        ARTICLE XIII
        YIELD PROTECTION

XIII.1.  Taxes.


(a) Payment of Taxes. Any and all payments by the Borrower hereunder or under any Note or other document evidencing any Obligations shall be made, in accordance with
Section 4.2, free and clear of and without reduction for any and all present or future taxes, levies, imposts, deduc-tions, charges, withholdings, and all stamp or documentary taxes, excise taxes, ad valorem taxes and other taxes im-posed on the value of the Property, charges or levies which arise from the execution, delivery or registration, or from payment or performance under, or otherwise with respect to, any of the Loan Documents or the Revolving Credit Commit-ments and all other liabilities with respect thereto exclud-ing, in the case of each Lender, taxes imposed on or mea-sured by net income or overall gross receipts and capital and franchise taxes imposed on it by (i) the United States,
(ii) the Governmental Authority of the jurisdiction in which such Lender's Applicable Lending Office is located or any political subdivision thereof or (iii) the Governmental Authority in which such Person is organized, managed and controlled or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges and withholdings being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any such Note or any Letter of Credit or any such document to any Lender, (x) the sum payable to such Lender or the Fronting Bank, as the case may be, shall be increased as may be necessary so that after making all required with-holding or deductions (including withholding or deductions applicable to additional sums payable under this Section 13.1) such Lender or the Fronting Bank, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deductions been made, (y) the Borrower shall make such withholding or deductions, and (z) the Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) Indemnification. The Borrower will indemnify each Lender and the Fronting Bank against, and reimburse each on demand for, the full amount of all Taxes (including, without limitation, any Taxes imposed by any Governmental Authority on amounts payable under this Section 13.1 and any additional income or franchise taxes resulting therefrom) incurred or paid by such Lender or the Fronting Bank or any of their respective Affiliates and any liability (including penalties, interest, and out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Taxes were lawfully payable. A certifi-cate as to any additional amount payable to any Person under this Section 13.1 submitted by it to the Borrower shall, absent manifest error, be final, conclusive and binding upon all parties hereto. Each Lender and the fronting Bank agrees, within a reasonable time after receiving a written request from the Borrower, to provide the Borrower and the Agent with such certificates as are reasonably required, and take such other actions as are reasonably necessary to claim such exemptions as such Lender or the Fronting Bank may be entitled to claim in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this Section 13.1 in respect of any payments under this Agreement or under the Notes.

(c) Receipts. Within thirty (30) days after the date of any payment of Taxes by the Borrower, it will fur-nish to the Agent, at its address referred to in Section
15.8, the original or a certified copy of a receipt evidenc-ing payment thereof.


(d)     Foreign Bank Certifications.  (i)  Each
Lender that is not created or organized under the laws of the United States or a political subdivision thereof shall deliver to the Borrower and the Agent on the Closing Date or the date on which such Lender becomes a Lender pursuant to
Section 15.1 hereof a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender to the effect that such Lender is eligible to receive payments hereunder and under the Notes without deduction or withhold-ing of United States federal income tax (I) under the provi-sions of an applicable tax treaty concluded by the United States (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 1001 (or any suc-cessor or substitute form or forms)) or (II) under Sec-tions 1442(c)(1) and 1442(a) of the Internal Revenue Code (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 4224 (or any successor or substitute form or forms)).

(ii) Each Lender further agrees to deliver to the Borrower and the Agent from time to time, a true and accu-rate certificate executed in duplicate by a duly authorized officer of such Lender before or promptly upon the occur-rence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Agent pursuant to this Section 13.1(d). Each certifi-cate required to be delivered pursuant to this Section
13.1(d)(ii) shall certify as to one of the following:

(A) that such Lender can continue to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax;

(B)     that such Lender cannot continue to
receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein but does not require additional payments pursuant to Sec-tion 13.1(a) because it is entitled to recover the full amount of any such deduction or withholding from a source other than the Borrower; or

(C) that such Lender is no longer capable of receiving payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than the Borrower.


Each Lender agrees to deliver to the Borrower and the Agent further duly completed copies of the above-mentioned IRS forms on or before the earlier of (x) the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding from United States federal income tax and (y) fifteen (15) days after the occurrence of any event requir-ing a change in the most recent form previously delivered by such Lender to the Borrower and Agent, unless any change in treaty, law, regulation, or official interpretation thereof which would render such form inapplicable or which would prevent the Lender from duly completing and delivering such form has occurred prior to the date on which any such deliv-ery would otherwise be required and the Lender promptly advises the Borrower that it is not capable of receiving payments hereunder and under the Notes without any deduction or withholding of United States federal income tax.

XIII.2.  Increased Capital.  If after the date
hereof any Lender determines that (i) the adoption or imple-mentation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authori-ty or quasi-governmental authority exercising jurisdiction, power or control over any Lender or banks or financial institutions generally (whether or not having the force of law), compliance with which affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and
(ii) the amount of such capital is increased by or based upon the making or maintenance by any Lender of its Loans, any Lender's participation in or obligation to participate in the Loans or other advances made hereunder or the exis-tence of any Lender's obligation to make Loans, then, in any such case, upon written demand by such Lender (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation therefor. Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error.


XIII.3.  Changes; Legal Restrictions.  If after
the date hereof any Lender determines that the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental
Authority or quasi-governmental authority exercising juris-diction, power or control over any Lender, or over banks or financial institutions generally (whether or not having the force of law), compliance with which:

(a)  does or will subject a Lender (or its
Applicable Lending Office or Eurodollar Affiliate) to charges (other than taxes) of any kind which such Lender reasonably determines to be applicable to the Revolving Credit Commitments of the Lenders to make Eurodollar Rate Loans or to participate in the Letter of Credit issued by the Fronting Bank, or, with respect to the Fronting Bank, to issue the Letter of Credit, or change the basis of taxa-tion of payments to that Lender of principal, fees, interest, or any other amount payable here-under with respect to Eurodollar Rate Loans; or

(b)  does or will impose, modify, or hold
applicable, in the determination of a Lender, any reserve (other than reserves taken into account in calculating the Eurodollar Rate), special deposit, compulsory loan, FDIC insurance or similar re-quirement against assets held by, or deposits or other liabilities in or for the account of, ad-vances or loans by, commitments made, or other credit extended by, or any other acquisition of funds by, a Lender or any Applicable Lending Of-fice or Eurodollar Affiliate of that Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining the Loans or its Revolving Credit Commitment, or to participate in the Letters of Credit issued by the Fronting Bank, or, in the case of the Fronting Bank, to issue any Letters of Credit, or to reduce any amount receivable thereunder; then, in any such case, upon written demand by such Lender (with a copy of such demand to the Agent), the Borrower shall imme-diately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, such amount or amounts as may be necessary to compensate such Lender or its Eurodollar Affiliate for any such additional cost in-curred or reduced amount received. Such demand shall be accompanied by a statement as to the amount of such compen-sation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error.



        ARTICLE XIV
        RESERVED



        ARTICLE XV
        MISCELLANEOUS

XV.1.  Assignments and Participations.

(a)     Assignments.  No assignments or
participations of any Lender's rights or obligations under this Agreement shall be made except in accordance with this
Section 15.1. Each Lender may assign to one or more Eligi-ble Assignees all or a portion of its rights and obligations under this Agreement in accordance with the provisions of this Section 15.1.


(b) Limitations on Assignments. For so long as no Event of Default has occurred and is continuing, each as-signment shall be subject to the following conditions:
(i) each assignment shall be of a constant, and not a vary-ing, ratable percentage of all of the assigning Lender's rights and obligations under this Agreement and, in the case of a partial assignment, shall be in a minimum principal amount of $10,000,000 (except that UBS may make an assign-ment of less than such principal amount), (ii) each such as-signment shall be to an Eligible Assignee, (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, and (iv) provided that no Event of Default shall have occurred and be outstanding or that UBS shall not have resigned as Agent hereunder, UBS shall maintain a minimum Revolving Credit Commitment in an amount of $30,000,000. Upon the occurrence and continuance of an Event of Default, none of the foregoing restrictions on assignments shall apply. Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date specified in each Assignment and Acceptance and agreed to by the Agent, (A) the assignee thereunder shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original Lender hereunder, (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender's rights and obligations under this Agree-ment, the assigning Lender shall cease to be a party hereto) and (C) the Borrower shall execute and deliver to the as-signee thereunder a Note evidencing its obligations to such assignee with respect to the Loans.

(c) The Register. The Agent shall maintain at its address referred to in Section 15.8 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders, the Revolving Credit Commitment of, and the principal amount of the Loans under the Revolving Credit Commitments owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an Assignment and Acceptance. The entries in the Register shall be con-clusive and binding for all purposes, absent manifest error, and the Borrower and each of its Subsidiaries, the Agent and the other Lenders may treat each Person whose name is re-corded in the Register as a Lender hereunder for all pur-poses of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reason-able time and from time to time upon reasonable prior no-tice.

(d) Fee. Upon its receipt of an Assignment and Acceptance executed by the assigning Lender and an Eligible Assignee and a processing and recordation fee of $2,500 (payable by the assignee to the Agent), the Agent shall, if such Assignment and Acceptance has been completed and is in compliance with this Agreement and in substantially the form of Exhibit A hereto, (i) accept such Assignment and Accep-tance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrow-er and the other Lenders.


(e)     Participations.  Each Lender may sell
participations to one or more other financial institutions in or to all or a portion of its rights and obligations under and in respect of any and all facilities under this Agreement (including, without limitation, all or a portion of any or all of its Revolving Credit Commitment hereunder and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement (including, with-out limitation, its Revolving Credit Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (iv) each participation shall be in a minimum amount of $10,000,000 (except that UBS may sell participations of less than such principal amount), and (v) such participant's rights to agree or to restrict such Lender's ability to agree to the modification, waiver or release of any of the terms of the Loan Documents, to consent to any action or failure to act by any party to any of the Loan Documents or any of their respective Affiliates, or to exercise or refrain from exercising any powers or rights which any Lender may have under or in respect of the Loan Documents, shall be limited to the right to consent to
(A) increase in the Revolving Credit Commitment of the Lender from whom such participant purchased a participation,
(B) reduction of the principal of, or rate or amount of interest on the Loans subject to such participation (other than by the payment or prepayment thereof), (C) postponement of any date fixed for any payment of principal of, or inter-est on, the Loan(s) subject to such participation and (D) release of any guarantor of the Obligations.

(f)     Information Regarding the Borrower.  Any
Lender may, in connection with any assignment or partici-pation or proposed assignment or participation pursuant to this Section 15.1, disclose to the assignee or participant or proposed assignee or participant, any information relat-ing to the Borrower or its Subsidiaries furnished to such Lender by the Agent or by or on behalf of the Borrower;
provided, that, prior to any such disclosure, such assignee or participant, or proposed assignee or participant, shall agree, in writing, to preserve in accordance with Section
15.20 the confidentiality of any confidential information described therein.


(g)     Payment to Participants.  Anything in this
Agreement to the contrary notwithstanding, in the case of any participation, all amounts payable by the Borrower under the Loan Documents shall be calculated and made in the manner and to the parties required hereby as if no such participation had been sold.

(h) Lenders' Creation of Security Interests. Notwithstanding any other provision set forth in this Agree-ment, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, Obligations owing to it and any Note held by it) in favor of any Federal Reserve bank in accordance with Regulation A of the Federal Reserve Board.

XV.2.  Expenses.


(a) Generally. The Borrower agrees upon demand to pay, or reimburse the Agent and each Co-Agent for all of their respective reasonable external audit and investigation expenses and for the fees, expenses and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP (but not of other legal counsel) and for all other out-of-pocket costs and expenses of every type and nature incurred by the Agent or each Co-Agent in connection with (i) the audit and investi-gation of the Consolidated Businesses, the Real Properties and other Properties of the Consolidated Businesses in con-nection with the preparation, negotiation, and execution of the Loan Documents; (ii) the preparation, negotiation, execution, syndication and interpretation of this Agreement (including, without limitation, the satisfaction or attempt-ed satisfaction of any of the conditions set forth in Arti-cle VI), the Loan Documents, and the making of the Loans hereunder; (iii) the ongoing administration of this Agree-ment and the Loans, including consultation with attorneys in connection therewith and with respect to the Agent's rights and responsibilities under this Agreement and the other Loan Documents; (iv) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (v) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Real Property, the Borrower, any of its Subsidiaries, this Agreement or any of the other Loan Documents; (vi) the response to, and preparation for, any subpoena or request for document production with which the Agent or any other Agents or any other Lender is served or deposition or other proceeding in which any Lender is called to testify, in each case, relating in any way to the Obligations, a Real Proper-ty, the Borrower, any of the Consolidated Businesses, this Agreement or any of the other Loan Documents; and (vii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the prepara-tion, negotiation, and execution of the same.

(b) After Default. The Borrower further agrees to pay or reimburse the Agent, the Co-Agents and each of the Lenders upon demand for all out-of-pocket costs and expens-es, including, without limitation, reasonable attorneys' fees (including allocated costs of internal counsel and costs of settlement) incurred by such entity after the occurrence of an Event of Default (i) in enforcing any Loan Document or Obligation or any security therefor or exer-cising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other plead-ings in any legal proceeding relating to the Obligations, a Real Property, any of the Consolidated Businesses and re-lated to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses
(i) through (iii) above.


XV.3. Indemnity. The Borrower further agrees (a) to defend, protect, indemnify, and hold harmless the Agent, the Co-Agents and each and all of the other Lenders and each of their respective officers, directors, employees, attor-neys and agents (including, without limitation, those re-tained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article
VI) (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, reasonable expenses and disbursements of any kind or nature whatsoever (excluding any taxes and includ-ing, without limitation, the reasonable fees and disburse-ments of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, wheth-er or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of (i) this Agreement or the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loans hereunder, the management of such Loans, the use or intended use of the proceeds of the Loans here-under, or any of the other transactions contemplated by the Loan Documents, or (ii) any Liabilities and Costs relating to violation of any Environmental, Health or Safety Require-ments of Law, the past, present or future operations of the Borrower, any of its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective Property of the Borrower or any of its Subsidiaries, the presence of asbestos-containing materials at any respective Property of the Borrower or any of its Subsidiaries, or the Release or threatened Release of any Contaminant into the environment (collectively, the "Indemnified Matters"); provided, however, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee, as determined by a court of competent jurisdiction in a non-appealable final judgment; and (b) not to assert any claim against any of the Indemnitees, on any theory of liability, for consequential or punitive damages arising out of, or in any way in connec-tion with, the Revolving Credit Commitments, the Revolving Credit Obligations, or the other matters governed by this Agreement and the other Loan Documents. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.


XV.4. Change in Accounting Principles. If any change in the accounting principles used in the preparation of the most recent financial statements referred to in Sections 8.1 or 8.2 are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Insti-tute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrower, as applicable, with the agreement of its inde-pendent certified public accountants and such changes result in a change in the method of calculation of any of the cove-nants, standards or terms found in Article X, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating compli-ance with such covenants, standards and terms by the Bor-rower shall be the same after such changes as if such chang-es had not been made; provided, however, that no change in GAAP that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Agent and the Borrower, to so reflect such change in accounting principles.

XV.5. Setoff. In addition to any Liens granted under the Loan Documents and any rights now or hereafter granted under applicable law, upon the occurrence and during the continuance of any Event of Default, each Lender and the Fronting Bank and any Affiliate of any Lender or the Front-ing Bank is hereby authorized by the Borrower at any time or from time to time, without notice to any Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evi-denced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held or owing by such Lender or the Fronting Bank or any of their Affiliates to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower to such Lender or any of its Affiliates, including, but not limited to, all Loans and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) such Lender or the Fronting Bank shall have made any demand hereunder or (ii) the Agent, at the request or with the consent of the Requisite Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Article XI and even though such Obligations may be contingent or unmatured. Each Lender and the Fronting Bank agrees that it shall not, without the express consent of the Requisite Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Requisite Lend-ers, exercise its setoff rights hereunder against any ac-counts of the Borrower now or hereafter maintained with such Lender or the Fronting Bank or any Affiliate.


XV.6. Ratable Sharing. The Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Obligations equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of setoff or banker's lien, by counterclaim or cross-action or by the enforcement of any or all of the Obligations, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker's lien or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it, which is greater than the amount which such Lender is entitled to receive hereunder, the Lender receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and partici-pation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 15.6 may, to the fullest extent permitted by law, exercise all its rights of payment (including, subject to Section 15.5, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

XV.7.  Amendments and Waivers.


(a) General Provisions. Unless otherwise provid-ed for or required in this Agreement, no amendment or modi-fication of any provision of this Agreement or any of the other Loan Documents shall be effective without the written agreement of the Requisite Lenders (which the Requisite Lenders shall have the right to grant or withhold in their sole discretion) and the Borrower; provided, however, that the Borrower's agreement shall not be required for any amendment or modification of Sections 12.1 through 12.8. No termination or waiver of any provision of this Agreement or any of the other Loan Documents, or consent to any departure by the Borrower therefrom, shall be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold in their sole discretion. All amendments, waivers and consents not specifically reserved to the Agent, the other Co-Agents or the other Lenders in Section 15.7(b), 15.7(c), and in other provisions of this Agreement shall require only the approval of the Requisite Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrow-er to any other or further notice or demand in similar or other circumstances. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Designating Lender on behalf of its Designated Bank affected thereby, (a) subject such Designated Bank to any additional obligations, (b) reduce the principal of, interest on, or other amounts due with respect to, the Designated Bank Note made payable to such Designated Bank, or (c) postpone any date fixed for any payment of principal of, or interest on, or other amounts due with respect to the Designated Bank Note made payable to the Designated Bank.

(b) Amendments, Consents and Waivers by Affected Lenders. Any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement shall be effective only by a written agree-ment, signed by each Lender affected thereby as described below:

(i) waiver of any of the conditions specified in Sec-tions 6.1 and 6.2 (except with respect to a condition based upon another provision of this Agreement, the waiver of which requires the concurrence of only the Requisite Lenders),

(ii) increase in the amount of such Lender's Revolving
Credit Commitment,

(iii) reduction of the principal of, rate or amount of interest on the Loans or any fees or other amounts payable to such Lender (other than by the payment or prepayment thereof), and


(iv) postponement or extension of any date (other than the Revolving Credit Termination Date postponement or extension of which is governed by Section 15.7(c)(i)) fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable to such Lender (except with respect to any modifications of the application provisions relating to prepayments of Loans and other Obligations which are governed by Section
4.2(b)).

(c) Amendments, Consents and Waivers by All Lend-ers. Any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement shall be effective only by a written agree-ment, signed by each Lender:

(i)  postponement of the Revolving Credit Termination
Date, or increase in the Maximum Revolving Credit
Amount to any amount in excess of $175,000,000,

(ii) change in the definition of Requisite Lenders or in the aggregate Pro Rata Share of the Lenders which shall be required for the Lenders or any of them to take action hereunder or under the other Loan Docu-ments,

(iii)  amendment of Section 15.6 or this Section 15.7,

(iv) assignment of any right or interest in or under this Agreement or any of the other Loan Documents by the Borrower, and

(v) waiver of any Event of Default described in Sec-tions 11.1(a), (f), (g), (i), (n), and (o).


(d) Agent Authority. The Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or con-sents on behalf of that Lender. Notwithstanding anything to the contrary contained in this Section 15.7, no amendment, modification, waiver or consent shall affect the rights or duties of the Agent under this Agreement and the other Loan Documents, unless made in writing and signed by the Agent in addition to the Lenders required above to take such action. Notwithstanding anything herein to the contrary, in the event that the Borrower shall have requested, in writing, that any Lender agree to an amendment, modification, waiver or consent with respect to any particular provision or provisions of this Agreement or the other Loan Documents, and such Lender shall have failed to state, in writing, that it either agrees or disagrees (in full or in part) with all such requests (in the case of its statement of agreement, subject to satisfactory documentation and such other condi-tions it may specify) within thirty (30) days after such request, then such Lender hereby irrevocably authorizes the Agent to agree or disagree, in full or in part, and in the Agent's sole discretion, to such requests on behalf of such Lender as such Lenders' attorney-in-fact and to execute and deliver any writing approved by the Agent which evidences such agreement as such Lender's duly authorized agent for such purposes.

XV.8.  Notices.  Unless otherwise specifically
provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, sent by facsimile transmission or by courier service or United States certified mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile transmission, or four (4) Business Days after deposit in the United States mail with postage prepaid and properly addressed. Notices to the Agent pursuant to Articles II, IV or XII shall not be effective until received by the Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Sec-tion 15.8) shall be as set forth below each party's name on the signature pages hereof or the signature page of any applicable Assignment and Acceptance, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties to this Agree-ment.

XV.9. Survival of Warranties and Agreements. All representations and warranties made herein and all obli-gations of the Borrower in respect of taxes, indemnification and expense reimbursement shall survive the execution and delivery of this Agreement and the other Loan Documents, the making and repayment of the Loans and the termination of this Agreement and shall not be limited in any way by the passage of time or occurrence of any event and shall ex-pressly cover time periods when the Agent, any of the Co-Agents or any of the other Lenders may have come into pos-session or control of any Property of the Borrower or any of its Subsidiaries.


XV.10.  Failure or Indulgence Not Waiver; Remedies
Cumulative. No failure or delay on the part of the Agent, any other Lender or any other Co-Agent in the exercise of any power, right or privilege under any of the Loan Docu-ments shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.
 All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or reme-dies otherwise available.

XV.11. Marshalling; Payments Set Aside. None of the Agent, any other Lender or any other Co-Agent shall be under any obligation to marshall any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Agent or any other Lender or any such Person exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not oc-curred.

XV.12. Severability. In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdic-tion, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

XV.13. Headings. Section headings in this Agree-ment are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect.

XV.14.  Governing Law.  THIS AGREEMENT SHALL BE
INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES
HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS OF
THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS
PRINCIPLES.


XV.15. Limitation of Liability. No claim may be made by any Lender, any Co-Agent, the Agent, or any other Person against any Lender (acting in any capacity hereunder) or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Lender, each Co-Agent and the Agent hereby waives, re-leases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. In addition, no claim may be made by any Lender, any Co-Agent, the Agent, or any other person against any directors, officers or trustees of the Borrower.

XV.16.  Successors and Assigns.  This Agreement
and the other Loan Documents shall be binding upon the par-ties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders. The rights hereunder of the Borrower, or any interest therein, may not be assigned without the written consent of all Lenders, except in accordance with the provisions of Article XIV hereof.

XV.17. Certain Consents and Waivers of the Bor-rower.


(a)     Personal Jurisdiction.  (i) EACH OF THE LEND-
ERS AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUB-MITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY COURT HAVING JURIS-DICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT, WHETHER ARISING IN CON-TRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE BORROWER IRREVOCABLY DESIGNATES AND APPOINTS CT CORPORATION SYSTEM, 1633 BROAD-WAY, NEW YORK, NEW YORK 10019, AS ITS AGENT (THE "PROCESS AGENT") FOR SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH OF THE LENDERS AND THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(ii)  THE BORROWER AGREES THAT THE AGENT SHALL
HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROP-ERTY IN A COURT IN ANY LOCATION NECESSARY OR APPROPRIATE TO ENABLE THE AGENT AND THE OTHER LENDERS TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE AGENT OR ANY OTHER LENDER. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY THE AGENT, ANY LENDER OR ANY CO-AGENT TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT, ANY LENDER OR ANY CO-AGENT. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT, ANY CO-AGENT OR ANY LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

(b) Service of Process. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMEN-TIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAIL-ING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PROCESS AGENT OR THE BORROWER'S NOTICE ADDRESS SPECIFIED BELOW, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRING-ING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE AGENT OR THE OTHER LENDERS TO BRING PRO-CEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

(c)     WAIVER OF JURY TRIAL.  EACH OF THE AGENT AND
THE OTHER LENDERS AND THE BORROWER IRREVOCABLY WAIVES TRIAL
BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS
AGREEMENT OR ANY OTHER LOAN DOCUMENT.


XV.18. Counterparts; Effectiveness; Inconsisten-cies. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall consti-tute but one and the same instrument. This Agreement shall become effective against the Borrower and each Lender on the Closing Date. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually incon-sistent with the terms and conditions of any other Loan Document, this Agreement shall govern. In the event the Lenders enter into any co-lender agreement with the Agent pertaining to the Lenders' respective rights with respect to voting on any matter referenced in this Agreement or the other Loan Documents on which the Lenders have a right to vote under the terms of this Agreement or the other Loan Documents, such co-lender agreement shall be construed to the extent reasonable to be consistent with this Agreement and the other Loan Documents, but to the extent that the terms and conditions of such co-lender agreement are actual-ly inconsistent with the terms and conditions of this Agree-ment and/or the other Loan Documents, such co-lender agree-ment shall govern. Notwithstanding the foregoing, any rights reserved to the Agent or the other Co-Agents under this Agreement and the other Loan Documents shall not be varied or in any way affected by such co-lender agreement and the rights and obligation of the Borrower under the Loan Documents will not be varied.

XV.19. Limitation on Agreements. All agreements between the Borrower, the Agent, each Co-Agent and each Lender in the Loan Documents are hereby expressly limited so that in no event shall any of the Loans or other amounts payable by the Borrower under any of the Loan Documents be directly or indirectly secured (within the meaning of Regu-lation U) by Margin Stock.


XV.20.  Confidentiality.  Subject to Section
15.1(g), the Lenders shall hold all nonpublic information obtained pursuant to the requirements of this Agreement, and identified as such by the Borrower, in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices (provided that such Lender may share such information with its Affiliates in accordance with such Lender's customary procedures for handling confidential information of this nature and provided further that such Affiliate shall hold such information confidential) and in any event the Lenders may make disclosure reasonably re-quired by a bona fide offeree, transferee or participant in connection with the contemplated transfer or participation or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such offeree, transferee or participant to agree (and require any of its offerees, transferees or participants to agree) to comply with this Section 15.20.
In no event shall any Lender be obligated or required to return any materials furnished by the Borrower; provided, however, each offeree shall be required to agree that if it does not become a transferee or participant it shall return all materials furnished to it by the Borrower in connection with this Agreement. Any and all confidentiality agreements entered into between any Lender and the Borrower shall survive the execution of this Agreement.

XV.21. Disclaimers. The Agent, the other Co-A-gents and the other Lenders shall not be liable to any con-tractor, subcontractor, supplier, laborer, architect, engi-neer, tenant or other party for services performed or mate-rials supplied in connection with any work performed on the Real Properties. The Agent, the other Co-Agents and the other Lenders shall not be liable for any debts or claims accruing in favor of any such parties against the Borrower or others or against any of the Real Properties. The Bor-rower is not and shall not be an agent of any of the Agent, the other Co-Agents or the other Lenders for any purposes and none of the Lenders, the Co-Agents, nor the Agent shall be deemed partners or joint venturers with Borrower or any of its Affiliates. None of the Agent, the other Co-Agents or the other Lenders shall be deemed to be in privity of contract with any contractor or provider of services to any Real Property, nor shall any payment of funds directly to a contractor or subcontractor or provider of services be deemed to create any third party beneficiary status or recognition of same by any of the Agent, the other Co-Agents or the other Lenders and the Borrower agrees to hold the Agent, the other Co-Agents and the other Lenders harmless from any of the damages and expenses resulting from such a construction of the relationship of the parties or any assertion thereof.


XV.22.  No Bankruptcy Proceedings.  Each of the
Borrower, the Co-Agents and the other Lenders hereby agrees that it will not institute against any Designated Bank or join any other Person in instituting against any Designated Bank any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bank-ruptcy or similar law, until the later to occur of (i) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Bank and (ii) the Revolving Credit Termination Date.

XV.23. Entire Agreementt. This Agreement, taken together with all of the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

BORROWER:                       U.S. RESTAURANT PROPERTIES OPERATING L.P.,
a Delaware limited partnership

By:     USRP Managing, Inc., a Delaware cor-
poration



By:     _______________________
Name:
Title:

Notice Address:

5310 Harvest Hill Road
Suite 270, LB 168
Dallas, Texas 75230
                                Attn:
                                Telecopy: (972) 490-9119
with a copy to:
Middleberg, Riddle & Gianna
1600 Allianz Financial Centre
2323 Bryan Street
Dallas, Texas 75201
                                Attn: Richard S. Wilensky, Esq.
                                Telecopy: (214) 220-3189

AGENT AND LENDER:                               UNION BANK OF SWITZERLAND, NEW
YORK BRANCH

By:_____________________
Name:
Title:


By:_____________________
Name:
Title:

Notice Address, Domestic
        Lending Office and
EuroDollar Lending Office:

                                                Union Bank of Switzerland
299 Park Avenue
New York, New York 10171
                                                Attn: Ms. Xiomara Martez
                                                Telecopy: (212) 821-4138


Pro Rata Share: 100%

Revolving Credit Commitment: $175,000,000

LENDERS:

        LIST OF EXHIBITS AND SCHEDULES

Exhibit A--     Form of Assignment and Acceptance
Exhibit B--     Form of Note
Exhibit C--     Form of Notice of Borrowing
Exhibit D--     Form of Notice of Conversion/Continuation
Exhibit E--     List of Closing Documents
Exhibit F--     Form of Officer's Certificate
Exhibit G--     Sample Calculations of Financial Covenants
Exhibit H--     Gas Station Lease

Schedule 7.1-A--        Organizational Documents
Schedule 7.1-C--        Corporate Structure; Outstanding Capital
Stock and Partnership Interests; Partner-
ship Agreement
Schedule 7.1-H--        Indebtedness for Borrowed Money; Contin-
gent Obligations
Schedule 7.1-I--        Pending Actions
Schedule 7.1-P--        Environmental Matters
Schedule 7.1-Q--        ERISA Matters
Schedule 7.1-T  --      Insurance Policies